UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT

PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

VARIFLEX, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies: common stock, $.001 par value, of Variflex, Inc.

(2)	Aggregate number of securities to which transaction applies: 5,689,021

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $7.60

(4)	Proposed maximum aggregate value of transaction: $37,788,227*

(5)	Total fee paid: $4787.77

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CALCULATION OF FILING FEE

TRANSACTION VALUATION*	AMOUNT OF FILING FEE

$37,788,227	$4787.77

* Estimated for purposes of calculating the amount of the filing fee only. This calculation is based on the number of shares of Variflex common stock outstanding (4,628,771) at a price per share of $7.60, plus an aggregate of $2,609,568 to be paid for the cancellation and cash-out of outstanding exercisable stock options and warrants.

VARIFLEX, INC.

5152 North Commerce Avenue

Moorpark, California 93021

(805) 523-0322

NOTICE OF ACTION BY WRITTEN CONSENT

AND OF APPRAISAL RIGHTS

                 , 2004

Dear Variflex stockholder:

Variflex, Inc., a Delaware corporation, is writing to you in connection with the Agreement and Plan of Merger, dated as of August 26, 2004, by and among Bravo Sports, a California corporation, BSV, Inc., a Delaware corporation and wholly-owned subsidiary of Bravo Sports, and Variflex. We refer to this agreement as the merger agreement and to the merger contemplated by the merger agreement as the merger.

Pursuant to the merger agreement, BSV will merge into Variflex, which will survive the merger and become a wholly owned subsidiary of Bravo Sports. Upon consummation of the merger, each holder of Variflex common stock (other than stockholders who validly perfect appraisal rights under the Delaware General Corporation Law, or the DGCL) will be entitled to receive $7.60 per share in cash payable to the holder thereof, without interest and less any required withholding taxes.

The board of directors of Variflex has determined that the terms of the merger agreement and the merger are advisable and in the best interests of Variflex stockholders and has approved the terms of the merger and adopted the merger agreement.

The approval of the holders of a majority in voting power of the outstanding Variflex common stock is required to adopt the merger agreement under the DGCL. REMY Capital Partners IV, L.P., which we refer to as REMY IV, Raymond (Jay) H. Losi II, Raymond (Ray) H. Losi and other members of their family, which we refer to as the Losi family, are Variflex stockholders with shares of common stock representing in the aggregate approximately 74% of the votes entitled to be cast on the adoption of the merger agreement. Such stockholders have provided their written consent to the adoption and approval of the merger agreement and the merger, subject to the condition that prior to the closing of the merger, the merger agreement shall not have been terminated and the recommendation of the board of directors shall not have been withdrawn. This action by written consent is sufficient to adopt the merger agreement without the affirmative vote of any other Variflex stockholder. Accordingly, your approval is not required and is not being requested. Neither Variflex nor Bravo Sports is soliciting proxies from Variflex stockholders. This notice and the information statement attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the DGCL. VARIFLEX IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under Section 262 of the DGCL, Variflex stockholders are entitled to appraisal rights in connection with the merger as described in the attached information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of Variflex common stock as determined at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger). This notice and the information statement attached hereto shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex B to the information statement attached hereto.

THE MERGER INVOLVES SEVERAL RISKS, AS DESCRIBED IN THE ACCOMPANYING INFORMATION STATEMENT. Please read this information statement carefully.

The directors of Variflex have fixed the close of business on September 16, 2004 as the record date for determining the stockholders entitled to notice and to receive the attached information statement. However, under applicable securities regulations, the merger cannot be completed until 20 days after the date of mailing of this information statement to Variflex stockholders, and therefore, the soonest possible date on which the merger can be consummated is                  , 2004.

By order of the Board of Directors,

Raymond H. Losi II

Chief Executive Officer

VARIFLEX, INC.

5152 North Commerce Avenue

Moorpark, California 93021

(805) 523-0322

INFORMATION STATEMENT

                     , 2004

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being furnished to the holders of the common stock of Variflex, Inc., a Delaware corporation which we refer to as Variflex, by Variflex’s board of directors in connection with the Agreement and Plan of Merger, dated as of August 26, 2004, by and among Bravo Sports, a California corporation, BSV Inc., a Delaware corporation and wholly-owned subsidiary of Bravo Sports, which we refer to as Merger Sub, and Variflex. We refer to this agreement as the merger agreement and to the merger contemplated by the merger agreement as the merger.

The board of directors of Variflex has determined that the terms of the merger agreement and the proposed merger of Merger Sub with and into Variflex pursuant to the merger agreement are advisable and in the best interests of Variflex stockholders and has approved the merger agreement and the merger contemplated thereby. A copy of the merger agreement is attached as Annex A to this information statement.

Pursuant to the merger agreement, Merger Sub will merge into Variflex, which will survive the merger and become a wholly owned subsidiary of Bravo Sports. Upon consummation of the merger, each holder of Variflex common stock (other than stockholders who validly perfect appraisal rights under the Delaware General Corporation Law, which we refer to as the DGCL) will be entitled to receive $7.60 per share in cash payable to the holder thereof, without interest and less any required withholding taxes.

The merger involves substantial risks, including the existence of several conditions to the obligations of Bravo Sports to consummate the merger, all of which must be either satisfied or waived prior to the consummation of the merger, and the effect the announcement of the merger may have on Variflex’s results of operations. Included in the closing conditions is a financing condition, which provides that Bravo Sports is not required to consummate the merger unless it has obtained sufficient funds to do so. Bravo Sports has obtained financing commitments from debt financing sources; however, those financing commitments are subject to conditions, several of which are out of the control of Variflex. These risks are discussed in greater detail in this information statement.

In accordance with the DGCL, the merger agreement must be approved by the holders of Variflex common stock in order for the merger agreement to be adopted. The affirmative vote or consent of the holders of a majority in voting power of the outstanding shares of Variflex common stock is required to adopt the merger agreement. REMY IV and the Losi family are Variflex stockholders with shares of common stock representing in the aggregate approximately 74% of the votes entitled to be cast on the adoption of the merger agreement. Such stockholders have provided their written consent to the adoption and approval of the merger agreement and the merger, subject to the condition that prior to the closing of the merger, the merger agreement shall not have been terminated and the recommendation of the board of directors shall not have been withdrawn. Because together these stockholders own shares of common stock representing greater than a majority of the votes entitled to be cast on the adoption of the merger, this action by written consent is sufficient to adopt the merger agreement and to thereby approve the merger without any further action by any other Variflex stockholder. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested. Neither Variflex nor Bravo Sports is soliciting proxies from Variflex stockholders. This information statement and notice attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the DGCL.

Under Section 262 of the DGCL, Variflex stockholders are entitled to appraisal rights in connection with the merger, as described in this information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of Variflex common stock as determined at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger). This information statement and the notice attached hereto constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex B to this information statement.

Under applicable securities regulations, the merger may not be completed until 20 days after the date of mailing of this information statement to Variflex stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger may not be consummated until that time has elapsed, and therefore, the soonest possible date on which the merger can be consummated is                      , 2004.

Please read this information statement carefully, as it contains important information.

Please do not send in your Variflex common stock certificates at this time. If the merger is consummated, you will receive instructions regarding the surrender of your stock certificates and payment for your Variflex shares as soon as reasonably practicable after the merger becomes effective.

The directors of Variflex have fixed the close of business on September 16, 2004 as the record date for determining the stockholders entitled to notice and to receive this information statement.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the merits or fairness of this transaction nor upon the adequacy or accuracy of this information statement. Any representation to the contrary is a criminal offense.

This information statement is dated                      , 2004 and is first being mailed to Variflex stockholders on or about                      , 2004.

By order of the Board of Directors,

Raymond H. Losi II

Chief Executive Officer

i

AGREEMENT AND PLAN OF MERGER	Annex A
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	Annex B
OPINION OF VARIFLEX’S FINANCIAL ADVISOR, BARRINGTON ASSOCIATES	Annex C
WRITTEN CONSENT OF STOCKHOLDERS	Annex D
SUPPORT AGREEMENT	Annex E

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What transaction is being proposed?

A: Variflex is proposing the acquisition of all of its outstanding common stock by Bravo Sports for $7.60 in cash per share of Variflex common stock, without interest and less any required withholding taxes, through the merger of a wholly-owned subsidiary of Bravo Sports with and into Variflex.

Q: What is the reason for the merger?

A: The board of directors determined that the merger and the merger agreement are advisable and in the best interests of Variflex and its stockholders. Important factors in the board’s determination included (i) the receipt by the board of directors of a fairness opinion from its financial advisor that the merger consideration is fair, from a financial point of view, to the stockholders of Variflex, as described below in the section entitled “Opinion of Variflex’s Financial Advisor,” (ii) the results of a process used to determine if other parties were interested in entering into a strategic transaction relating to Variflex, (iii) the results of extensive negotiations with Bravo Sports for the sale of Variflex, (iv) the consideration of the risks of Variflex remaining as an independent, stand-alone company and (v) other important factors described in this information statement.

Q: What will I receive in the merger?

A: In the merger, each issued and outstanding share of Variflex common stock will be cancelled, and you will be entitled to receive $7.60 in cash per share in exchange for each of your shares of Variflex common stock, without interest and less any required withholding taxes, unless you properly exercise appraisal rights under the DGCL.

Q: Will the merger consideration I will receive in the merger increase if Variflex’s results of operations improve or if the price of Variflex’s common stock increases above the current merger consideration?

A: No. The value of the merger consideration is fixed. The merger agreement does not contain any provision that would adjust the merger consideration based on fluctuations in the price of Variflex’s common stock, the amount of working capital held by Variflex at the consummation of the merger or improvements in the results of operations of Variflex prior to the consummation of the merger.

Q: Will Variflex be a public company after the merger?

A: No. As a result of the merger, Variflex will become a wholly owned subsidiary of Bravo Sports. In addition, registration of our common stock will be terminated and we will no longer be required to file periodic reports with the Securities and Exchange Commission.

Q: Are there significant conditions to the closing of the merger?

A: Yes. Completion of the merger is dependent upon the satisfaction or waiver of certain conditions, including conditions regarding (i) the receipt by Bravo Sports of financing sufficient to consummate the merger, which we refer to as the financing condition; (ii) the absence of governmental statutes, rules, regulations or orders which prevent consummation of the merger; (iii) compliance by Variflex with its obligations as set forth in the merger agreement in all material respects; (iv) the accuracy of Variflex’s representations and warranties set forth in the merger agreement; and (v) the absence of a material adverse effect after the date of the merger agreement. Please see “The Merger Agreement—Conditions to Completion of the Merger.”

Q: What is the importance of the financing condition?

A: The financing condition provides that Bravo Sports is not required to consummate the merger unless it has obtained sufficient funds to pay the merger consideration and related fees and expenses. Bravo Sports has obtained financing commitments from debt financing sources; however, those financing commitments are subject to conditions, several of which are out of the control of Variflex or are not related to Variflex. Bravo Sports has agreed to use commercially reasonable efforts to satisfy the financing condition; however, Bravo Sports may be unable to obtain sufficient financing to consummate the merger. In that event, the merger would not be consummated even if Variflex had satisfied all of the other conditions to the consummation of the merger.

Q: What vote of stockholders is required to approve the merger and adopt the merger agreement?

A: Approval of the merger and adoption of the merger agreement requires approval by the affirmative vote or consent of a majority in voting power of the outstanding shares of common stock of Variflex. REMY IV and the Losi family are Variflex stockholders with shares of common stock representing in the aggregate approximately 74% of the votes entitled to be cast on the adoption of the merger agreement. Such stockholders have provided their written consent to the adoption and approval of the merger agreement and the merger, subject to the condition that prior to the closing of the merger, the merger agreement shall not have been terminated and the recommendation of the board of directors shall not have been withdrawn. The action by written consent is sufficient to adopt the merger agreement and approve the merger without the approval of any other stockholder of Variflex. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q: How will the merger agreement affect the operations of Variflex prior to the consummation of the merger?

A: The merger agreement restricts the operation of Variflex during the period between the signing of the merger agreement and either the consummation of the merger or the termination of the merger agreement. The merger agreement generally permits Variflex to operate only in the ordinary course of business consistent with past practice and does not permit Variflex to pursue certain business opportunities or strategies without the prior written consent of Bravo Sports. These restrictions may harm the ability of Variflex to take actions that it might otherwise have pursued or respond to changed circumstances in the manner in which it might otherwise have responded, which could result in significant harm to the business or operations of Variflex. If the merger is not consummated, Variflex stockholders will continue to own their shares of Variflex common stock, which may be worth significantly less as a result of any such harm to Variflex’s business or operations.

Q: Should I send in my stock certificates now?

A: No. As soon as reasonably practicable after the merger is completed, you will receive a letter of transmittal for use in surrendering your stock certificates and obtaining payment for your shares.

Q: Do I have appraisal rights?

A: Yes. If you so choose, you may seek an appraisal of the “fair value” of your shares upon completion of the merger so long as you take all the steps required to perfect your rights under the DGCL. These steps are described under “Appraisal Rights” in this information statement.

Q: When will the merger be completed?

A: Variflex currently anticipates completing the merger on or about October 7, 2004; however, there can be no assurance that the merger will close at such time, or at all.

Q: Who do I call if I have questions about the merger?

A: The information provided above in “question and answer” format is for your convenience only and is merely a summary of the information contained in this information statement. You should carefully read this entire information statement, including the attached annexes.

If you have any questions about the merger, require assistance or would like additional copies of this information statement, please contact our Chief Financial Officer, Petar Katurich, at telephone number (805) 523-0322, mailing address c/o Variflex, Inc., 5152 North Commerce Avenue, Moorpark, CA 93021, or e-mail address: petar@variflex.com.

SUMMARY TERM SHEET

The following is a summary of information regarding the merger agreement and the proposed merger of Merger Sub, a wholly-owned subsidiary of Bravo Sports, with and into Variflex, with Variflex surviving the merger as a wholly-owned subsidiary of Bravo Sports. This summary is not intended to be exhaustive or complete and is qualified in its entirety by the information presented elsewhere in this information statement, in the annexes hereto and in the other documents referred to in this information statement. Stockholders should read this information statement and all of the annexes and other documents referenced herein in their entirety, including the merger agreement, which is attached as Annex A, and Variflex’s Annual Report on Form 10-K for the year ended July 31, 2003 and Variflex’s Quarterly Reports on Form 10-Q for the quarters ended October 31, 2003, January 31, 2004 and April 30, 2004.

Several sections in this summary include cross references to other sections in this information statement containing more detailed information regarding the subject matter of that particular section of this summary. It is important that you do not read this summary term sheet information alone, as it is intended to be read along with the other information in this information statement and the annexes attached to this information statement and is not intended to replace the important information about the merger agreement, the merger and other items included in this information statement and the annexes.

The Companies

VARIFLEX, INC.

5152 North Commerce Avenue

Moorpark, California 93021

(805) 523-0322

Variflex, Inc., a Delaware corporation, is a leading distributor and wholesaler in the United States of in-line skates, skateboards, recreational protective equipment (such as wrist guards, elbow pads and knee pads used by skaters and skateboarders), helmets, canopies, trampolines and bike accessories. Variflex designs and develops these products, which are then manufactured to Variflex’s detailed specifications by independent contractors. Variflex distributes its products throughout the United States and, to a lesser extent, in foreign countries.

Variflex common stock is traded on the Nasdaq SmallCap Market under the trading symbol “VFLX.”

Variflex’s Annual Report on Form 10-K for the year ended July 31, 2003 and Variflex’s Quarterly Reports on Form 10-Q for the quarters ended October 31, 2003, January 31, 2004 and April 30, 2004 are incorporated herein by reference. These materials contain important information about Variflex and its financial condition. Variflex’s Annual Report on Form 10-K for the year ended July 31, 2003 contains the audited Consolidated Financial Statements of Variflex, together with the Notes to Consolidated Financial Statements, and Variflex’s Quarterly Reports on Form 10-Q for the quarters ended October 31, 2003, January 31, 2004 and April 30, 2004 contain unaudited financial statements of Variflex for the quarters then ended. These materials also contain information about Variflex and its subsidiaries, including a description of Variflex’s business, its properties and its legal proceedings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” quantitative and qualitative disclosures about market risk, and any changes in and disagreements with accountants on accounting and financial disclosure.

BRAVO SPORTS

6600 Katella Avenue

Cypress, CA 90630

(714) 889-5491

Bravo Sports is a leading global manufacturer and marketer of branded and OEM hard goods, components and accessories for the skateboard and inline skating markets. Major products include wheels, bearings, skateboards, protective gear and related soft goods sold under leading category brand names such as Hyper®, Kryptonics®, BSB®, Formula One®, True®, Bullzeye®, Senate®, and Kuzak®. Bravo’s products enjoy market leadership positions and are distributed through an exclusive network of sales representatives and distributors. Bravo Sports is a leading global OEM manufacturer of branded and unbranded in-line and skateboard wheels. Bravo Sports is controlled by entities affiliated with Centre Partners Management LLC, a private equity firm with a middle market focus that seeks to make investments in friendly acquisitions alongside management teams that have or desire a meaningful economic stake in the future success of their business.

BSV INC.

c/o BRAVO SPORTS

6600 Katella Avenue

Cypress, CA 90630

(714) 889-5491

Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Bravo Sports recently formed solely for the purpose of effecting the merger. It has no business operations.

The Merger (page 23)

At the effective time of the merger, Merger Sub will be merged with and into Variflex in accordance with the DGCL, the separate corporate existence of Merger Sub will cease, and Variflex will continue as the surviving company in the merger and as a wholly-owned subsidiary of Bravo Sports.

The Merger Consideration (page 31)

At the effective time of the merger, each holder of Variflex common stock (other than stockholders who validly perfect appraisal rights under the DGCL) will be entitled to receive $7.60 per share in cash payable to the holder thereof, without any interest and less any required withholding taxes. We refer to this consideration as the merger consideration. As of August 31, 2004, there were 4,628,771 outstanding shares of common stock of Variflex, and outstanding stock options and warrants for 1,060,250 shares of common stock that would be cashed out in the merger.

Financing of the Merger (page 26)

The consummation of the merger is contingent upon Bravo Sports closing on the financing contemplated by the financing commitment letters Bravo Sports has received or on substitute financing on terms not materially less favorable to Bravo Sports than the terms set forth in the term sheets attached to those commitment letters. The closing of this financing is subject to numerous customary conditions. We cannot assure you that all of the conditions to closing on the financing will be satisfied or waived if not satisfied or, as a result, that the merger will be consummated.

Recommendation of Variflex’s Board of Directors (page 10)

The board of directors of Variflex determined that the terms of the merger agreement and the merger were advisable and in the best interests of Variflex and its stockholders and approved the merger agreement and the merger contemplated thereby.

Fairness Opinion (page 13)

In connection with its consideration of the merger, the board of directors received an opinion of its financial advisor, Barrington Associates, which we refer to as Barrington.

Barrington delivered its written opinion, dated as of August 26, 2004, to the board of directors that, as of that date and based on and subject to various assumptions made, matters considered and limitations set forth in its opinion, the consideration to be paid in connection with the merger is fair, from a financial point of view, to the stockholders of Variflex, as described below in the section entitled “Opinion of Variflex’s Financial Advisor.”

Barrington provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger. The full text of the written opinion of Barrington, which sets forth the assumptions made, matters considered and limitations on the review undertaken with the opinion, is contained in Annex C. We urge you to read the opinion in its entirety.

The Written Consent (page 23)

The affirmative vote or written consent of at least a majority in voting power of the shares of Variflex common stock outstanding is required to adopt the merger agreement. Under the DGCL and Variflex’s bylaws, such approval may be provided by written consent of the holder of shares representing at least that number of votes and without a meeting of the stockholders. REMY IV and the Losi family are Variflex stockholders with shares of common stock representing approximately 74% of the votes entitled to be cast on the adoption of the merger agreement. On August 26, 2004, such stockholders executed a written consent adopting and approving the merger agreement and the merger, subject to the condition that prior to the closing of the merger, the merger agreement shall not have been terminated and the recommendation of the board of directors shall not have been withdrawn. This means that the merger can occur without the vote of any other Variflex stockholder and there will not be a special meeting of Variflex stockholders at which you will vote on the adoption of the merger. A copy of the action by written consent is attached as Annex D to this information statement.

Under applicable securities regulations, the merger may not be completed until 20 days after the date of mailing of this information statement to Variflex stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger will not occur until that time has elapsed. It currently is anticipated that the merger will be effected on or about October 7, 2004, or as promptly as practicable thereafter.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires notice of the action to those stockholders who did not vote. This information statement and notice attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the DGCL.

Appraisal Rights (page 23)

Under Section 262 of the DGCL, holders of Variflex common stock who properly perfect their appraisal rights under Section 262 of the DGCL will have the right to seek an appraisal and to be paid the “fair value” of their shares of Variflex common stock as determined at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger). The complete text of Section 262 of the DGCL is attached as Annex B to this information statement. You are encouraged to read Section 262 of the DGCL in its entirety and to consult your own independent legal advisors to better understand any appraisal rights you may have under the DGCL.

Under Section 262 of the DGCL, where a merger is accomplished by written consent, then either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days after the completion of the merger, must notify each stockholder entitled to appraisal rights of the approval of the merger and that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This information statement and the notice attached hereto shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex B to this information statement. Variflex stockholders who elect to exercise appraisal rights must deliver a written demand to: Variflex, Inc., Attention: Corporate Secretary, 5152 North Commerce Avenue, Moorpark, California 93021, within 20 days after the mailing of this information statement and notice, which period may end prior to the completion of the merger.

Variflex stockholders who consider seeking appraisal should bear in mind that the “fair value” of their Variflex common stock determined under Section 262 of the DGCL could be more than, the same as or less than the consideration paid for such common stock in the merger if they do seek an appraisal. In addition, Variflex stockholders should consider that the opinions of investment banking firms as to fairness to stockholders from a financial point of view are not intended to be, and are not binding as, opinions as to the fair value of common stock under Section 262 of the DGCL.

If any stockholder demands appraisal under Section 262 of the DGCL within 20 days of the date of this information statement but effectively withdraws or loses the right to appraisal, that stockholder’s shares of Variflex common stock automatically will be converted into the right to receive the merger consideration, without interest and less any required withholding taxes, upon consummation of the merger in accordance with the merger agreement.

Surrender of Certificates and Payment Procedures (page 31)

Before the merger closes, Bravo Sports will appoint and retain a bank or trust company reasonably acceptable to Variflex to act as an exchange agent for the purpose of making payment to the Variflex stockholders of the merger consideration. The agent will mail a letter of transmittal and instructions regarding the surrender of Variflex common stock to each record holder of outstanding shares of Variflex common stock immediately prior to the effective time of the merger. Upon surrender to the exchange agent of a certificate formerly representing shares of Variflex common stock, together with a properly completed and duly executed letter of transmittal and any other documents that may be required by the exchange agent, the holder of such surrendered certificate will be entitled to receive the merger consideration due to such holder pursuant to the merger agreement. Until properly surrendered in accordance with such instructions, each certificate representing a share of Variflex common stock immediately prior to the effective time of the merger will represent for all purposes only the right to receive the amount in cash due to such holder pursuant to the merger agreement.

Please do not send your stock certificates to the exchange agent now. Stock certificates should be sent only after the merger at the times specified in the letter of transmittal and pursuant to the instructions which will be mailed to you by the exchange agent as soon as reasonably practicable after the merger is completed.

Conditions to the Completion of the Merger (page 38)

We cannot complete the merger until all of the conditions to completion of the merger are satisfied or waived. The obligation of Bravo Sports and Merger Sub or Variflex to complete the merger depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•	Bravo Sports shall have obtained the proceeds from the financing contemplated by the financing commitment letters described in the section entitled “The Merger—Financing of the Merger” or substitute financing.

•	No statute, rule, regulation, executive order, decree, judgment, injunction or other order shall have been issued by any governmental authority or shall be in effect which prevents or prohibits consummation of the merger or any of the other material transactions contemplated in the merger agreement.

•	Variflex, Bravo Sports and Merger Sub each shall have performed and complied with all of its covenants and agreements in the merger agreement in all material respects.

•	The representations and warranties of Variflex, Bravo Sports and Merger Sub set forth in the merger agreement shall be true and complete (i) as of the date of the merger agreement in all material respects and (ii) as of the closing date (except as would not reasonably be expected to have a material adverse effect).

•	No material adverse effect on Variflex shall have occurred after the date of the merger agreement.

•	There shall not be any pending suit, action or proceeding by any governmental authority that would challenge the consummation of the merger or impose material limitations on Bravo Sports’ ability to hold full rights of ownership of Variflex.

If any of these conditions are not satisfied or waived, the merger may not occur. If the merger is not consummated, the market price of Variflex common stock may decline. In addition, Variflex’s results of operations may be harmed to the extent that customers or others believe that Variflex will not be able to compete effectively in the marketplace without the merger or there is customer or employee uncertainty surrounding the future direction of the operations or strategy of Variflex on a stand-alone basis.

Termination of the Merger Agreement (page 39)

The merger agreement may be terminated at any time before completion of the merger in a number of different ways. The merger agreement may be terminated by mutual written consent of Variflex and Bravo Sports.

Either Bravo Sports or Variflex may terminate the merger agreement:

•	if the merger is not consummated on or before December 20, 2004, which we refer to as the end date;

•	if a governmental authority issues or enacts a statute, order or injunction (whether temporary, preliminary or permanent) in any case that is in effect and that prevents or prohibits consummation of the merger or any of the other material transactions contemplated in the merger agreement;

•	if the approval of Variflex’s stockholders has not been obtained (See “The Merger – Required Approval of the Merger; Written Consent” below, on page 23 for a description of the written consent executed by REMY IV and the Losi family); or

•	if any pending suit, action or proceeding by any governmental authority is in effect and has become final and non-appealable, which would impose material limitations on the ability of Bravo Sports to hold full rights and ownership of Variflex.

Bravo Sports alone may terminate the merger agreement:

•	if the board of directors of Variflex has withdrawn, modified or changed, in a manner adverse to Bravo Sports, their approval or recommendation of the merger or has recommended any unsolicited alternative acquisition proposal (other than the merger) or resolved to do the same; or

•	if a breach of any representation, warranty, covenant or agreement by Variflex remains uncured (for twenty business days after notice from Bravo Sports or, if sooner, five days prior to the end date) that would cause the conditions set forth in the merger agreement not to be satisfied.

Variflex alone may terminate the merger agreement:

•	if the board of directors receives an unsolicited alternative acquisition proposal, and the board of directors determines in good faith (after consultation with its financial advisor and outside counsel), that such unsolicited alternative acquisition proposal constitutes a Superior Proposal (as defined below); or

•	if a breach of any representation, warranty, covenant or agreement by Bravo Sports or Merger Sub remains uncured (for twenty business days after notice from Variflex or, if sooner, five days prior to the end date) that would cause the conditions set forth in the merger agreement not to be satisfied.

Termination Fees and Expenses (page 39)

Variflex will pay to Bravo Sports a termination fee of $1.25 million in the following circumstances:

•	if the merger agreement is terminated by Bravo Sports because the board of directors of Variflex has withdrawn, modified or changed, in a manner adverse to Bravo Sports, their approval or recommendation of the merger or shall have recommended any unsolicited alternative acquisition proposal (other than the merger) or resolved to do the same;

•	if the approval of Variflex’s stockholders has not been obtained; or

•	if Variflex terminates the merger agreement because of a Superior Proposal.

Restriction on Solicitation of Acquisition Proposals (page 36)

Variflex has agreed that it will not solicit, initiate or knowingly encourage any Acquisition Proposal, as defined on page 36 below, by third parties. Except as required by Variflex’s board of directors’ fiduciary duties, Variflex has agreed not to disclose non-public information to any person regarding an Acquisition Proposal, or enter into any letter of intent, agreement in principal, acquisition agreement or similar agreement relating to an Acquisition Proposal. Variflex must promptly notify Bravo Sports if Variflex receives any Acquisition Proposal.

Material Federal Income Tax Consequences (page 30)

Variflex stockholders will recognize gain or loss for federal income tax purposes upon the cancellation of their shares of stock for the merger consideration.

You should read the discussion under the caption “Material Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the proposed transactions. You should also consult your own tax advisor with respect to other tax consequences of the merger or any special circumstances that may affect the tax treatment to you of the cash that you receive pursuant to the merger.

Interests of Certain Persons in the Merger (page 21)

Certain Variflex directors, officers and employee stockholders have interests in the merger that may be different from, or are in addition to, those of other stockholders. Several directors and executive officers of Variflex are entitled to a cancellation and cash-out of their stock options and warrants upon the consummation of the merger. In addition, the vesting of stock options of certain directors and executive officers will be accelerated prior to the closing of the merger. Some of these executive officers also have employment agreements and/or change of control agreements with Variflex, which may permit them to receive severance payments if their employment is terminated following the merger. Before and after the merger, Variflex’s officers and directors are also entitled to indemnification against, and coverage under insurance policies covering, liabilities as a result of actions taken by or on behalf of Variflex. In addition, certain executive officers may be offered employment with Variflex after the closing of the merger, and may enter into employment agreements with Variflex or Bravo Sports after the closing of the merger. The members of the board of directors of Variflex knew about these interests and considered them, among other matters, when they approved the merger agreement and the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. All statements other than statements of historical facts included in this information statement are forward-looking statements. When used in this document, the words “anticipate, “ “believe,” “estimate” and “expect” and similar expressions are intended to identify such forward-looking statements. Such statements reflect Variflex’s current views with respect to future events and are subject to certain uncertainties and assumptions. Important factors that could cause actual results to differ materially from expectations, which we refer to as Cautionary Statements, are disclosed in this information statement. The future results of Variflex could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If future events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements. Except for ongoing obligations to disclose material information under the federal securities laws, Variflex undertakes no obligation to disclose any revisions to any forward-looking statements or to report events or circumstances after the date of this information statement. Should one or more of these uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from expectations. All subsequent written and oral forward-looking statements attributable to Variflex or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

You should understand that the following factors, along with the risk factors discussed elsewhere in this information statement and in the documents to which we refer you, could affect the future results of Variflex and could cause those results to differ materially from those expressed in the forward-looking statements.

There are risks and uncertainties that may affect our future operating results, business and financial condition, including, but not limited to the following risks:

•	the possibility that the transaction may not close because Variflex or Bravo Sports exercises any termination right it has under the merger agreement;

•	the risk of Bravo’s inability to obtain financing to consummate the proposed transaction; and

•	those risks identified in Variflex’s public filings with the SEC.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

The Variflex board of directors believes that the merger agreement and merger are advisable and in the best interests of Variflex and the Variflex stockholders. At a special meeting of the Variflex board of directors held on August 23, 2004, at which the merger agreement was considered and voted upon, the Variflex directors unanimously approved the merger agreement and the merger. The Variflex directors unanimously recommended that the holders of shares of Variflex common stock adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger.

In the course of reaching its decision to approve the merger agreement, the Variflex board of directors consulted with Variflex’s management, as well as its outside legal counsel and its financial advisors, and identified and considered several potential benefits concerning the merger as reasons for that approval. These reasons include, among other things:

•	the fact that the merger consideration is all cash and fixed, and therefore not subject to decrease based on the results of operations of Variflex or Bravo Sports or the performance of the financial markets;

•	the opinion of Barrington, financial advisor to Variflex, dated as of August 26, 2004, to the effect that, as of the date of the opinion and based on and subject to the assumptions, procedures and limitations set forth in the opinion, the consideration to be paid in connection with the merger is fair, from a financial point of view, to the stockholders of Variflex;

•	Variflex’s prospects if it were to remain independent (as well as the risks involved in achieving those prospects), the compliance costs associated with continuing as a public company and management succession plans;

•	Variflex’s board of directors’ familiarity with, and presentations by our management and financial advisors regarding, Variflex’s business, operations, financial condition and business strategy and general industry, economic and market conditions, both on a historical and on a prospective basis, and the board of directors’ assessment that the merger was likely to create value for Variflex’s stockholders;

•	the other strategic alternatives reasonably available to Variflex to enhance stockholder value, including remaining as a separate entity or pursuing a strategic business combination with other third parties, the risks and uncertainties associated with those alternatives, and the board of directors’ assessment that none of these alternatives were more likely to create greater value for Variflex’s stockholders than the merger;

•	the process undertaken by our board of directors, management, financial advisors and significant stockholders to explore strategic alternatives;

•	the ability of Variflex to receive other offers for alternative business transactions following the announcement of the merger and the ability of Variflex’s board of directors to terminate the merger agreement if any of the offers is superior to the merger;

•	the ability of stockholders who may not support the merger to obtain “fair value” for their shares if they properly perfect and exercise their appraisal rights under the DGCL;

•	the ability to consummate the merger, including the conditions to the obligations of each of the companies to consummate the merger;

•	the obligations of Bravo Sports to use its commercially reasonable efforts to satisfy its financing condition and the other conditions to consummation of the merger; and

•	the terms of the merger agreement, as reviewed by Variflex’s board of directors with legal counsel to Variflex, including the representations and warranties of Bravo Sports pursuant to the merger agreement.

In the course of reaching its decision to approve the merger agreement, the Variflex board of directors also identified and considered several potential negative factors concerning the merger. These factors include, among other things:

•	the risks and costs to Variflex and its stockholders if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential negative effect on business of the public announcement and the pendency of the merger and the resulting harm on the ability of Variflex to prosper on a stand-alone basis;

•	the fact that the consummation of the merger remains subject to the satisfaction or waiver of several closing conditions, including the financing condition, the absence of a material adverse effect on Variflex after the date of the merger agreement, the absence of pending suits, actions or proceedings by government authorities and the absence of government rules or regulations which could prevent consummation of the merger, compliance by Variflex with its obligations under the merger agreement and the accuracy of representations and warranties made by it in the merger agreement;

•	the fact that Bravo Sports’ ability to satisfy its financing condition is, and the obligations of Bravo Sports’ financing sources to provide the financing contemplated by the financing commitment letters are, subject to conditions unrelated to Variflex and out of Variflex’s control, including the business or operations of Bravo Sports and its subsidiaries;

•	the restrictions on the conduct of Variflex’s business prior to the consummation of the merger requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the merger consideration is fixed, and therefore, that Variflex stockholders will not share in any benefits of improved results of operations or prospects of Variflex following the date the merger agreement was executed;

•	the fact that gains from an all-cash transaction would be taxable to Variflex’s stockholders for U.S. federal income tax purposes;

•	the interests of our officers, directors and majority stockholders in the merger described under “Interests of Certain Persons in the Merger,” some of which may be different from, or in addition to, the interests of Variflex stockholders, including interests relating to the benefits and rights to indemnification that officers and directors will have as a result of the merger, the cash-out of all outstanding exercisable stock options and warrants to acquire Variflex’s stock, including options and warrants held by Variflex’s executive officers and directors, agreements with Variflex’s executive officers that provide for change in control severance benefits, and the possibility that certain executive officers may be offered employment with Variflex after the closing of the merger and may enter into employment agreements with Variflex or Bravo Sports after the closing of the merger;

•	provisions in the merger agreement that may have the effect of discouraging other persons potentially interested in a business combination with Variflex from pursuing that business combination, even if more favorable to the stockholders of Variflex than the merger, including the restrictions on the ability of Variflex to solicit offers for alternative business combination transactions and the requirement that Variflex pay a termination fee of $1.25 million to Bravo Sports upon a change of recommendation by Variflex’s board of directors relating to alternative proposals for Variflex; and

•	the transaction costs associated with pursuit of the merger.

The Variflex board of directors concluded, however, that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The foregoing discussion of factors considered by the Variflex board of directors is not meant to be exhaustive but includes the material factors considered by the board of directors in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that stockholders adopt the merger agreement. The Variflex board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the directors made their respective determination based on the totality of the information presented to them, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors. In approving the merger agreement, the Variflex board of directors was aware of the interests of Variflex’s management and directors in the merger, as described in the section entitled “Interests of Certain Persons in the Merger.”

OPINION OF VARIFLEX’S FINANCIAL ADVISOR

Barrington acted as financial advisor to the Variflex board of directors in connection with the proposed merger agreement.

As part of Barrington’s role as financial advisor to Variflex, on August 26, 2004 Barrington delivered its written opinion to the board of directors of Variflex. As of August 26, 2004 and based upon and subject to certain matters stated in the opinion, Barrington opined that the consideration of $7.60 per fully diluted share of common stock payable in cash to be offered in the merger, is fair, from a financial point of view (without giving effect to any other benefits that may inure to any particular stockholder as a result of the proposed transaction other than its capacity as a stockholder), to such stockholders.

The full text of Barrington’s written opinion, dated August 26, 2004, is attached to this information statement as Annex C. You should read this opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barrington in rendering its opinion. The following is a summary of Barrington’s opinion and the methodology used to render its fairness opinion.

No limitations were imposed by the board of directors on the scope of Barrington’s investigation or the procedures to be followed by Barrington in rendering its opinion. In arriving at its opinion, Barrington did not ascribe a single specific range of value to Variflex, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to the holders of common stock, on the basis of the multiple financial and comparative analyses described below. Barrington’s opinion was provided for the use and benefit of the board of directors in connection with its consideration of the merger agreement.

Barrington’s fairness opinion was one of many factors taken into consideration by the board of directors in making its decision to recommend the merger, and, consequently, Barrington’s analyses described below should not be viewed as determinative of the board of directors’ recommendation. Additionally, Barrington’s opinion is not intended to be and does not constitute a recommendation to any Variflex stockholder to approve the merger agreement and the merger, or if the merger is approved, to accept the merger consideration. The board of directors did not request Barrington to opine as to, and its opinion does not address, Variflex’s underlying business decision to enter into the merger agreement or to proceed with or consummate the merger.

Overview of Barrington’s Analysis.

In arriving at its opinion, among other things, Barrington:

•	Reviewed certain documents provided to it by Variflex with respect to the proposed transaction including the merger agreement dated August 26, 2004;

•	Reviewed certain information, including historical and forecast financial data, operational and business information relating to the earnings, cash flow, assets, capital structure and prospects of Variflex;

•	Reviewed Variflex’s historical Annual Reports on Form 10-K and related financial information;

•	Conducted discussions of past and current business operations and future prospects of Variflex with senior management of Variflex, and reviewed financial projections prepared by the management of Variflex;

•	Reviewed, to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries in which Barrington deems to be similar to that in which Variflex operates;

•	Reviewed, to the extent publicly available, certain valuation and other financial information on selected public companies deemed comparable to Variflex;

•	Reviewed certain premiums paid in sale transactions deemed to be similar to the proposed transaction;

•	Reviewed the historical market prices and trading activity, to the extent publicly available, of Variflex’s common stock;

•	Performed, based on projected financial and planning data provided to Barrington by Variflex’s senior management, a discounted cash flow analysis with respect to Variflex; and

•	Prepared such financial analyses and reviewed such other considerations as deemed appropriate in order to render its opinion.

In undertaking these tasks, and in general in rendering its opinion, Barrington relied upon, without independent verification or investigation, the accuracy and completeness of the information available from public sources or provided to it by Variflex and its representatives, including, without limitation, the financial statements of Variflex. With respect to forecasts regarding the future financial and operating results of Variflex provided to it, Barrington assumed, without independent verification or investigation, such forecasts were prepared on bases reflecting the best currently available information, estimates and judgments of the management of Variflex and that the assumptions underlying such forecasts are reasonable. Barrington did not make or obtain any independent evaluations or appraisals of the assets or liabilities of Variflex, and does not assume any responsibility for or with respect to the accuracy, completeness or fairness of the information and data, including any forecasts, supplied to it by Variflex or its representatives. Barrington’s opinion is based upon analyses of the foregoing factors in light of its assessment of general economic, financial and market conditions as they existed and could be evaluated by Barrington as of the date its opinion was rendered.

In rendering its opinion, Barrington also relied upon the fact that the board of directors of Variflex has been advised by counsel as to all legal matters with respect to the merger, including, without limitation, whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken; and Barrington did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In connection with the preparation and delivery of its opinion, Barrington performed a variety of financial and comparative analyses. All material analyses performed by Barrington are briefly discussed below. Barrington did not attempt to combine these analyses into one composite valuation range, nor did Barrington assign any quantitative weight to any of the analyses or the other factors considered. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Barrington did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor in light of one another. Accordingly, Barrington has stated that it believes that its analyses must be considered as a whole and that considering any portion of its analyses, without considering all of the analyses, could create a misleading or incomplete view of the process underlying its opinion.

In its analyses, Barrington considered numerous risks and contingencies relating to Variflex and its business and made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Variflex. Barrington’s assumptions and related estimates are not necessarily indicative of actual values or predictive of future results or values. In fact actual results will probably differ from these estimates, which differences may be significantly more or less favorable than estimated. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following summaries of Barrington’s financial analyses present some information in tabular format. However, the tables alone do not constitute a complete description of the financial analyses. In order to fully understand the financial analyses used by Barrington, the tables must be read together with the related summary text and considered together as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Barrington’s opinion.

In connection with the preparation and delivery of its opinion, Barrington noted the sale process and performed five financial analyses, each of which resulted in an implied per share value range for Variflex’s fully diluted common stock as shown in the following table:

Type of Analysis	Implied Valuation Range Per Share
52-Week Trading Range	$5.16—$10.67
Takeover Premium Analysis	$6.55—$14.08
Comparable Company Analysis	$5.03—$ 5.86
Comparable Transactions Analysis	$5.71—$ 6.00
Discounted Cash Flow Analysis	$6.48—$ 7.35

Each of Barrington’s five material analyses is summarized below.

Historical Share Price Analysis – Barrington considered historical data concerning the trading prices for Variflex’s common stock during the five-year period prior to August 23, 2004. On August 20, 2004, the closing price of Variflex’s Common Stock was $7.35 per share. Barrington calculated the premium of the $7.60 cash consideration as compared to Variflex’s Common Stock closing prices on various dates during the 52-week period prior to the announcement of the merger, as shown in the following table.

Common Stock Date Relative to August 20, 2004	Share Price	Consideration Premium
Closing Price on August 20, 2004	$7.35	3.4%
20-Trading Days Prior	$6.72	13.1%
60-Day Trading Average	$7.29	4.2%
120-Day Trading Average	$7.39	2.9%
Prior 52 Week Intraday High	$10.67	(28.8)%
Prior 52 Week Intraday Low	$5.16	47.3%

Takeover Premium Analysis. In this analysis, Barrington compared the takeover premium over the market-trading price of Variflex’s common stock offered to stockholders in the merger to premiums paid in other comparable transactions. Barrington reviewed the premiums paid in transactions valued between $100 million and $500 million closed since July 2003, where 100% of the target company was acquired. Transactions under $100 million were excluded due to lack of trading volume, lack of analyst coverage and small public floats. Barrington calculated the minimum and maximum of the premiums paid in the 35 strategic and financial transactions that met the above criteria. Using this range, Barrington derived implied minimum and maximum per share market values for Variflex as shown below:

Valuation Summary

Variflex Stock Price	Share Price[1]	Market Range of Premiums			Derived Equity	Valuation Range
1 Trading Day	$7.35	(11.7)%	-	84.1%	$6.49 -	$13.53
5 Trading Days	$7.25	(7.8)%	-	87.8%	6.69 -	13.62
30 Trading Days	$7.13	(9.1)%	-	111.7%	6.48 -	15.09
Implied Valuation Range					$6.55 -	$14.08

[1]	As of August 20, 2004

Comparable Company Analysis. This analysis is designed to derive a value range, at a given point in time, by a relative comparison of the stock trading price of publicly traded companies deemed similar to Variflex. For purposes of making this comparison, Barrington selected a group of public companies within the outdoor recreational products industry, a market that Barrington deemed comparable to Variflex. Among this group of selected companies were: Amer Group plc, Escalade, Inc., Head NV, Johnson Outdoors, Inc. and K2, Inc. These companies were selected based upon, among other things, profitability and type of business. Barrington’s qualitative and quantitative assessment of Variflex and the comparable companies includes historical financial performance, expected future performance and other investment considerations such as specific business risks.

Based on the information publicly available with respect to these companies, Barrington calculated and compared multiples for each based on latest twelve-month (“LTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”), and LTM earnings per share (“EPS”). Market values derived from multiples of revenue were not utilized given the relative margin discrepancy between the comparable companies and Variflex. Such discrepancy is attributable in part to the commodity-oriented products, price points and product segments in which Variflex competes. Barrington’s comparable company analysis produced the following implied valuation ranges:

Valuation Summary

	Financial Data	Market Multiples[1]			Enterprise Valuation Range			Equity Value Adjustments		Derived Equity Valuation Range[3]
								Less: Debt	Plus: Cash[2]
FY 2004 EBITDA	$1.7	6.5x	-	7.5x	$11.3	-	$13.0	$0.7	$13.6	$5.26	-	$5.55
FY 2004 Basic EPS	$0.27	17.5x	-	22.5x						$4.79	-	$6.16
Implied Valuation Range										$5.03	-	$5.86

[1]	Market multiples based on a review of trading multiples of comparable companies and various other factors including, but not limited to, growth and profitability characteristics, analyst coverage and stock liquidity.

[2]	Calculated using FY2004 average month-end cash balances.

[3]	Derived using fully-diluted share count.

Comparable Transactions Analysis. This analysis involves a review of the valuations reflected in acquisition transactions, whether through merger, stock purchase or asset purchase, involving companies operating in industries and with a business strategy similar to Variflex’s operations and strategies. The comparable transaction analysis generally yields the widest value range, due to the varying importance of an acquisition to a buyer, differences in the transaction process and the qualitative differences among target companies. Furthermore, information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be significant to the acquirer. As a result, the pool of transactions reviewed in connection with a comparable transaction analysis is limited to transactions involving two public companies or acquisitions by public companies of large private companies.

Barrington selected 16 transactions involving target companies in the outdoor recreational products industry. Based on the information publicly available with respect to these transactions, Barrington calculated and compared multiples for each based on LTM EBITDA. Market values derived from multiples of revenue were not utilized given the relative margin discrepancy between the comparable transactions and Variflex. Such discrepancy is attributable in part to the commodity-oriented products, price points and product segments in which Variflex competes. Barrington then calculated the per share value range for Variflex’s common stock implied by such comparable transaction data:

Valuation Summary

	Financial Data	Transaction Multiples[1]	Enterprise Valuation Range	Equity Value Adjustments		Derived Equity Valuation Range[3]
				Less: Debt	Plus: Excess Cash[2]
FY 2004 EBITDA	$1.7	8.0x - 9.0x	$13.9 - $15.7	$0.7	$13.6	$5.71 - $6.00
Implied Valuation Range						$5.71 - $6.00

[1]	Multiples selected based on a review of comparable transactions and various other factors including Barrington’s market knowledge of merger and acquisition transactions in the outdoor recreational products industry.

[2]	Calculated using FY2004 average month-end cash balances.

[3]	Derived using fully-diluted share count.

Discounted Cash Flow Analysis (“DCF”). Barrington calculated the present value of Variflex’s projected unlevered net cash flow for the five-year period ending July 31, 2009 using the following processes:

•	Analyze Five-Year Financial Forecast – Barrington reviewed management’s FY 2005 projections, applied a 5% net sales growth factor and assumed constant gross and operating margins for calculating cash flows utilized in the DCF model. These projections reflect management’s general view of Variflex’s potential prospects in each of its markets, its historical performance, and the outlook for the industry and the economy.

•	Estimate Free Cash Flows (FCF) – Free cash flows include cash available to invest in the business, service debt and distribute to stockholders. Variflex’s projected net cash flow over the period was calculated as Variflex’s operating income, less taxes, depreciation and amortization, capital expenditures and adjusted for investments in net working capital.

•	Estimate the Terminal Value – Barrington calculated the terminal value assuming EBITDA exit multiples ranging from 5.0x to 7.0x. The exit multiples were calculated at a discount to the multiples in the comparable company analysis and comparable transaction analysis due to the smaller size of Variflex and the commodity-oriented products, price points and product segments in which Variflex competes.

•	Determine the Appropriate Discount Rate – Barrington used discount rates ranging from 14.0% to 16.0% to derive the present value of the free cash flow and terminal values. This discount range is above the weighted average cost of capital (“WACC”) as calculated by using the capital asset pricing model, which yielded a discount rate of 13.4%. Barrington determined the discount rate range after considering the risk factors disclosed in Variflex’s public filings, recent trends in Variflex’s key in-line skate market, recent price and margin erosion in certain key product categories, limited visibility to support management forecasts and the commodity-oriented nature of Variflex’s product offering.

•	Discount the FCF and Terminal Value – Barrington then discounted the FCF and terminal values back to the present to calculate a per-share enterprise valuation. Barrington converted this value range into an equity value range by subtracting Variflex’s outstanding debt and adding back Variflex’s trailing twelve-month average month-end cash balance.

The discounted cash flow analysis resulted in a valuation range for Variflex of $6.48 to $7.35 per share based on a sensitivity analysis using discount rates ranging from 14.0% to 16.0% and terminal multiples from 5.0x to 7.0x, as shown in the table below:

Valuation Summary

	Present Value of Terminal Value Exit at 5.0x – 7.0x EBITDA	Plus: Present Value of Cash Flow Stream	Enterprise Valuation Range	Equity Value Adjustments		Derived Equity Valuation Range
Discount Rate				Less: Debt	Plus: Cash[1]
14.0%	$13.1 - $18.3	$6.1	$19.1 - $24.4	$0.7	$13.6	$6.61 - $7.51
15.0%	$12.5 - $17.5	$5.9	$18.4 - $23.4	$0.7	$13.6	$6.48 - $7.35
16.0%	$12.0 - $16.8	$5.7	$17.7 - $22.5	$0.7	$13.6	$6.36 - $7.19
Implied Valuation Range						$6.48 - $7.35

[1]	Calculated using FY2004 average month-end cash balances.

Variflex does not, as a matter of course, publicly disclose projections as to future sales or earnings. The projections were not prepared with a view to public disclosure and are included in this information statement only because such information was considered by the board of directors and Barrington in connection with approving the merger agreement and the merger. These projections were not prepared with a view to compliance with the published guidelines of the SEC regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Moreover, Ernst & Young LLP, Variflex’s independent auditor, has not examined, compiled or applied any procedures to the projections in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability. These forward-looking statements reflect numerous assumptions made by Variflex’s management. In addition, factors such as industry performance, general business, economic, regulatory, and market and financial conditions, all of which are difficult to predict, may cause these projections or the underlying assumptions to be inaccurate. Further, the degree of uncertainty inherent in the projections increases significantly with each later year. Accordingly, there can be no assurance that the Variflex projections will be realized, and actual results may be materially more or less favorable than those contained in the Variflex projections. See “Cautionary Statement Regarding Forward Looking Statements.”

The inclusion of the Variflex projections herein should not be regarded as an indication that the board of directors or Barrington considered or consider the Variflex projections to be a reliable prediction of future events, and the Variflex projections should not be relied upon as such. Neither the board of directors, Variflex, nor Barrington intends to update or otherwise revise the Variflex projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Variflex projections are shown to be in error or to otherwise have changed.

Barrington’s Experience and Relationship with Variflex. In September 2003, Variflex’s board of directors retained Barrington to render financial advisory services to Variflex in connection with a potential sale of Variflex or other business combination. As part of this engagement, Barrington has assisted Variflex in designing a plan to sell its assets or stock, identified and introduced potential buyers, assisted in managing the due diligence process, and advised as to the financial terms of the merger.

Variflex has retained Barrington to render a fairness opinion to the board of directors in connection with the merger. Barrington rendered its opinion dated August 26, 2004 to the board of directors. Barrington received a fee of $75,000 upon execution of its engagement letter with Variflex. Barrington will receive an additional fee of $1,000,000 for its advisory services in connection with the transaction. The additional fee is contingent upon the consummation of the proposed transaction. Barrington is also entitled to reimbursement for its reasonable out-of-pocket expenses, including reasonable fees of legal counsel. Variflex has agreed to indemnify Barrington and related persons against various liabilities and expenses in connection with its delivery of its opinion, including various liabilities and expenses under federal securities laws. In addition to fees payable for its financial advisory services, Barrington also received a fee of $100,000 upon the delivery of its opinion.

BACKGROUND OF THE MERGER

As part of its corporate strategy, Variflex has periodically considered opportunities for acquisitions, dispositions and other strategic alternatives.

In September 2003, the board of directors considered whether to formally engage an investment banking firm to assist Variflex in exploring strategic alternatives. After a discussion on various alternatives, the board of directors authorized the Chairman to engage an investment banking firm with middle market expertise to consider strategic alternatives.

In September 2003, Variflex engaged Barrington to explore strategic alternatives. Barrington, at the request of the board of directors, conducted its due diligence, prepared a confidential information memorandum describing Variflex and compiled a list of a number of potential financial and strategic buyers. In January 2004, Barrington contacted these potential financial and strategic buyers and invited them to submit formal proposals for the acquisition of Variflex based on a confidential information memorandum that Barrington had sent to interested parties that had executed confidentiality agreements. In February 2004, Barrington received two indications of interest, including from Bravo Sports. Both parties who had submitted indications of interest were invited to attend management presentations in February 2004. In March 2004, Bravo Sports submitted a bid proposal at $7.50 per share. The other party indicated that it was not interested in proceeding further in the process. In May 2004, after further due diligence, Bravo Sports stated that its offer had made certain incorrect assumptions regarding the warrants and options that were outstanding and that it expected to reduce its bid proposal. After further due diligence and negotiations, Bravo Sports and Variflex agreed to a preliminary price of $7.60 per share.

In May 2004, Bravo Sports requested that Variflex enter into a 60 day exclusivity period with it to explore the possible acquisition of Variflex. At its May 5, 2004 meeting, the board of directors discussed the exclusivity agreement, the ability of the board of directors to terminate the exclusivity agreement if a superior proposal were submitted, the circumstances under which Variflex would have to pay the fees and expenses of Bravo Sports, alternatives to the exclusivity letter and the advantages and disadvantages of entering into the exclusivity agreement. After discussion, the board of directors determined that it was in the best interest of Variflex to enter into the exclusivity agreement and approved the exclusivity agreement.

During June and July 2004, the parties held several conferences to discuss issues with respect to the merger agreement, including the representations and warranties, interim operating covenants and conditions to closing. In addition, during this period, Bravo Sports, as well as several potential lenders to Bravo Sports, conducted business and legal diligence on Variflex. By July 16, 2004, the last day of the exclusivity period, the parties had made progress on a number of the outstanding issues with respect to the merger agreement, but had not agreed on all major terms. The parties continued to negotiate after the exclusivity period had expired. Bravo Sports requested an extension of the exclusivity period to August 20, 2004. Given the significant progress that had been made, Variflex orally agreed that it would not hold discussions with any other parties regarding a possible sale of Variflex until August 20, 2004. By August 20, 2004, the parties had agreed on all major terms of the transaction.

On August 23, 2004, the board of directors held a special telephonic meeting to consider the transaction. At the meeting, which was attended by Variflex’s financial and legal advisors, representatives of O’Melveny & Myers LLP summarized the board of director’s duties and summarized the major terms of the transaction agreements that had been distributed to the members of the board of directors. In addition, Barrington rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated August 26, 2004, to the board of directors that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration was fair from a financial point of view to the stockholders of Variflex. After discussion, the board of directors unanimously approved the merger agreement with Bravo Sports, subject to the merger agreement being executed by August 25, 2004, delivery of satisfactory commitment letters prior to the merger agreement being executed and receipt of the extension of one of Variflex’s licenses before the merger agreement execution. On August 26, 2004, the board of directors held a special telephonic meeting and extended the deadline.

The merger agreement and the ancillary documents were executed by both parties on August 26, 2004.

Variflex issued a press release announcing the transaction on August 27, 2004.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendations of the Variflex board of directors regarding the merger, Variflex stockholders should be aware that the directors and officers of Variflex have interests in the merger that may differ from, or be in addition to, those of other stockholders of Variflex, as described below. The Variflex board of directors was aware of these matters and considered them in approving the merger agreement and the merger and recommending that the Variflex stockholders approve the merger and the merger agreement.

Raymond Losi Consulting Agreement

Ray Losi has been providing consulting services to Variflex under a consulting agreement for a fee of $1,000 per month. Under such consulting agreement, Variflex also pays the lease payment and insurance premium for an automobile used by Mr. Losi, and the premiums for Mr. Losi’s health insurance policies. Pursuant to the support agreement, Mr. Losi will continue to receive his monthly fee and other benefits until the effective time of the merger. Upon the effective time of the merger, the consulting agreement will terminate.

REMY IV Consulting Agreement

REMY IV has been providing consulting services to Variflex under a consulting agreement, pursuant to which Variflex pays to REMY IV a fee of $150,000 per year. The General Partner of REMY IV is REMY LLC and the Managing Member of REMY LLC is Mark S. Siegel, Variflex’s Chairman of the Board. Kenneth N. Berns is a director of Variflex and is a member of REMY LLC. Pursuant to the support agreement, REMY IV will continue to receive its consulting fee until the effective time of the merger. Upon the effective time of the merger, the consulting agreement will terminate.

Cancellation and Cash-Out of Outstanding Stock Options and Warrants

Pursuant to the merger agreement, the holders of stock options that are exercisable will be entitled to receive from Bravo Sports an amount in cash (net of any applicable withholding taxes) equal to the product of (a) the number of shares of Variflex common stock previously subject to the Variflex stock option and (b) the excess of the per share amount of cash to be paid in the merger over the exercise price per share of Variflex common stock previously subject to the stock option. The vesting of certain stock options held by executive officers and directors of Variflex will be accelerated prior to the closing. As of August 31, 2004, if the merger is completed, Variflex’s executive officers and directors will be entitled to receive approximately $720,000 in the aggregate for the cancellation and cash-out of their outstanding stock options, including stock options that were accelerated.

Pursuant to the merger agreement, the holders of exercisable warrants will be entitled to receive from Bravo Sports an amount in cash (net of any applicable withholding taxes) equal to the product of (a) the number of shares of Variflex common stock previously subject to the Variflex warrant and (b) the excess of the per share amount of cash to be paid in the merger over the exercise price per share of Variflex common stock previously subject to the warrant. REMY IV holds warrants for 400,000 shares of common stock, Ray Losi holds warrants for 200,000 shares of common stock, and Jay Losi holds warrants for 100,000 shares of common stock. REMY IV will receive $1 million in the aggregate for the cancellation and cash-out of its outstanding warrants, Ray Losi will receive $500,000 in the aggregate for the cancellation and cash-out of his outstanding warrants, and Jay Losi will receive $250,000 in the aggregate for the cancellation and cash-out of his outstanding warrants.

Change in Control Severance Benefits and Employment

In August 2004, Variflex entered into change in control agreements with certain of its executive officers. Under these agreements, the executives are entitled to certain severance benefits if their employment is terminated within 12 months after a change in control (including the consummation of the merger) (i) by the executive for “good reason” (as defined below) or (ii) by Variflex for any reason other than for “cause” (as defined below), upon the executive’s death or upon the executive’s “disability” (as defined below).

The change in control severance benefits under these agreements include the payment of a lump sum severance payment that, when aggregated with any other cash payments payable pursuant to any termination after change in control provisions of any employment agreement between Variflex and the executive in effect on the date of termination, is equal to twelve months of the executive’s compensation in effect as of the date Variflex or the executive terminates the executive’s employment or gives notice of such termination, whichever first occurs (or, if greater, the base salary in effect on the date of the change in control).

If all of the executive officers were to be so terminated, they would receive change in control severance benefits, in the aggregate, valued at approximately $565,000.

For purposes of the above agreements, “good reason” is defined as a reduction by Variflex in the executive’s compensation as in effect on the date of the change in control, failure to provide employee benefits generally provided to employees of Variflex, or the assignment of the executive without executive’s consent to a new work location more than 20 miles from Variflex’s principal executive offices as of the date hereof.

For purposes of the above agreements, “cause” is defined as any material breach by the executive of the executive’s material duties and obligations as an employee of Variflex (as such duties and obligations may be assigned by the board of directors or by the president or CEO of Variflex) that is not cured within 10 days after written notice of such breach by Variflex to the executive, conviction of the executive of a felony or crime involving moral turpitude (meaning a crime that necessarily includes the commission of an act of gross depravity, dishonesty or bad morals), or any acts or willful malfeasance or gross negligence in a matter of material importance to Variflex.

For purposes of the above agreements, “disability” means that because of any physical or mental disability, the executive is prevented from performing the essential functions of the executive’s job for a consecutive period of at least 60 days.

Under Petar Katurich’s employment agreement if Variflex terminates employment without cause, Mr. Katurich would be entitled to a severance benefit of six months of his then current salary; provided, however, that if such termination occurred as a result of a “change in control”, Mr. Katurich would be entitled to a severance benefit of twelve months of his then current base salary.

In addition, certain executive officers may be offered employment with Variflex after the closing of the merger, and may enter into employment agreements with Variflex or Bravo Sports after the closing of the merger.

Insurance and Indemnification

Pursuant to the merger agreement, the surviving corporation in the merger agrees to indemnify each of Variflex’s directors and officers at least to the extent that the directors and officers are currently indemnified by Variflex to the extent permitted by law. In addition, Bravo Sports has agreed to cause the surviving corporation to maintain Variflex’s current director’s and officer’s liability insurance for at least six years from the completion of the merger, subject to certain limitations. For a more detailed discussion on the indemnification of directors and officers, see “The Merger Agreement—Indemnification and Insurance.”

THE MERGER

Purpose

The purpose of the merger is for Bravo Sports to acquire all of the outstanding shares of Variflex common stock. As of the effective time of the merger, each then-outstanding share of Variflex common stock (except for shares of Variflex common stock held in our treasury or by any of our wholly-owned subsidiaries, by Bravo Sports or Merger Sub or any wholly-owned subsidiary of Bravo Sports, or by stockholders who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the merger consideration.

Required Approval of the Merger; Written Consent

Under Section 251 of the DGCL, the approval of the board of directors of Variflex and the affirmative vote of a majority in voting power of its shares outstanding and entitled to vote are required to approve and adopt the merger and the merger agreement. The Variflex board of directors has previously approved the merger.

The affirmative vote or written consent of at least a majority in voting power of the shares of Variflex common stock outstanding is required to adopt the merger agreement. Under the DGCL and Variflex’s bylaws, such approval may be provided by written consent and without a meeting of the stockholders. REMY IV and the Losi family are Variflex stockholders with shares of common stock representing approximately 74% of the votes entitled to be cast on the adoption of the merger agreement. On August 26, 2004, such stockholders executed a written consent adopting and approving the merger agreement and the merger, subject to the condition that prior to the closing of the merger, the merger agreement shall not have been terminated and the recommendation of the board of directors shall not have been withdrawn. This means that the merger can occur without the vote of any other Variflex stockholder, and there will not be a special meeting of Variflex stockholders at which you will vote on the adoption of the merger agreement. No further corporate or stockholder action is necessary to approve the merger. A copy of the written stockholder consent is attached as Annex D to this information statement.

Under applicable securities regulations, the merger may not be completed until 20 days after the date of mailing of this information statement to Variflex stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger will not occur until that time has elapsed, if at all. Therefore, the merger cannot be consummated until                  , 2004 at the earliest.

Appraisal Rights

Holders of shares of Variflex common stock are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established by Section 262 of the DGCL.

Section 262 of the DGCL is reprinted in its entirety as Annex B to this information statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex B. This discussion and Annex B should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

A record holder of shares of Variflex common stock who makes the demand described below with respect to such shares and who otherwise complies with the statutory requirements of Section 262 of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery, the Delaware Court, of the fair value of his or her shares of Variflex common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Variflex common stock” are to the record holder or holders of shares of Variflex common stock.

Under Section 262 of the DGCL, where a merger is approved by stockholders by written consent in lieu of a meeting of stockholders, either a constituent corporation before the effective date of the merger, or the surviving or resulting corporation within 10 days after the effective date of the merger, must notify each stockholder of each constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders and include in each such notice a copy of Section 262 of the DGCL. This information statement and the notice attached hereto shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex B to this information statement.

Holders of shares of Variflex common stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Variflex within 20 days after the date of mailing of this notice. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Variflex of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Variflex common stock.

A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to Variflex, Inc., 5152 North Commerce Avenue, Moorpark, CA 93021, Attention: Corporate Secretary.

A person having a beneficial interest in shares of Variflex common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized herein to perfect appraisal rights. If the shares of Variflex common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Variflex common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Variflex common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Variflex common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Variflex common stock outstanding in the name of such record owner.

Prior to or within 10 days after the effective date of the merger, we will be required to send a notice of such date; we will send it only to stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, either Variflex or any stockholder who has complied with the required conditions of Section 262 of the DGCL may file a petition in the Delaware Court, with a copy served on Variflex in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Variflex to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Variflex will file such a petition or that Variflex will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Variflex common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from Variflex a statement setting forth the aggregate number of shares of Variflex common stock not voting in favor of the merger and with respect to which demands for appraisal were received by Variflex and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Variflex or within 10 days after the expiration of the period for the delivery of demands described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Variflex common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although Variflex believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Variflex does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Variflex common stock is less than the merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Holders of shares of Variflex common stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder of Variflex, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of Variflex common stock who has duly demanded appraisal in compliance with Section 262 of the DGCL will not be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any Variflex stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Variflex. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, Variflex stockholders’ rights to appraisal shall cease, and all holders of shares of Variflex common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as Variflex has no obligation to file such a petition, and Variflex has no present intention to do so, any holder of shares of Variflex common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Variflex a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Variflex and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Treatment of Stock Options

The holders of outstanding and unexercised stock options that are exercisable will be entitled to receive from Bravo Sports an amount in cash (net of any applicable withholding taxes) equal to the product of (a) the number of shares of Variflex common stock previously subject to the Variflex stock option and (b) the excess of the per share amount of cash to be paid in the merger over the exercise price per share of Variflex common stock previously subject to the Variflex stock option. Any stock option with an exercise price per share of Variflex common stock that is equal to or greater than the per share amount of cash to be paid in the merger will be cancelled in full without any payment in respect thereof. After the merger, all Variflex stock options will be cancelled in full and no Variflex stock options will be exercisable, whether for shares of Variflex common stock or shares of Bravo Sports common stock.

Treatment of Warrants

The holders of warrants to purchase Variflex common stock that are exercisable will be entitled to receive from Bravo Sports an amount in cash (net of any applicable withholding taxes) equal to the product of (a) the number of shares of Variflex common stock previously subject to the Variflex warrant and (b) the excess of the per share amount of cash to be paid in the merger over the exercise price per share of Variflex common stock previously subject to the Variflex warrant. Any warrant with an exercise price per share of Variflex common stock that is equal to or greater than the per share amount of cash to be paid in the merger will be cancelled in full without any payment in respect thereof. After the merger, all Variflex warrants will be cancelled in full and no Variflex warrants will be exercisable, whether for shares of Variflex common stock or shares of Bravo Sports common stock.

Support Agreement

On August 26, 2004, REMY IV and the Losi family, Variflex stockholders with shares of common stock representing approximately 74% of the votes entitled to be cast on the adoption of the merger agreement, executed a written consent adopting and approving the merger agreement and the merger. The written consent is subject to the condition that, prior to the closing of the merger, the merger agreement shall not have been terminated, including because the board of directors has accepted a superior proposal, and the recommendation of the board of directors shall not have been withdrawn.

In connection with the merger agreement, REMY IV and the Losi family entered into a support agreement dated as of August 26, 2004. Pursuant to the terms of the support agreement, REMY IV and the Losi family agreed:

•	not to sell, transfer, pledge or dispose of any shares or enter into any contract to sell, transfer, pledge or dispose of any shares;

•	not to withdraw the written consent, except as permitted therein; and

•	to waive, and not to exercise or assert, any applicable appraisal rights under Section 262 of the DGCL in connection with the merger.

For more detailed information, the full text of the written consent and support agreement are attached as Annex D and Annex E to this information statement.

Financing of the Merger

Bravo Sports has received two financing commitments to obtain the funds necessary to fund the merger consideration:

•	Falcon Mezzanine Partners, LP, which we refer to as Falcon, has committed to provide subordinated debt to Bravo Sports through the purchase, at private sale, of up to $15.0 million principal amount subordinated notes issued by Bravo Sports, which we refer to as the Notes.

•	PNC Bank, National Association, which we refer to as PNC, has committed to provide an aggregate amount of up to $30.0 million in senior secured revolving and term financing to Bravo Sports, Variflex and their subsidiaries or affiliates, which we refer to as the Borrowers, including a term loan of up to $3.5 million, with monthly amortization and a guarantee and/or other support acceptable to PNC.

Variflex has received a representation from Bravo Sports that it believes the financing proposed by the financing commitments, together with cash of Variflex that Bravo Sports reasonably expects to be available at closing of the merger (based upon information Variflex provided to Bravo Sports) and other funds Bravo Sports reasonably believes to be available at closing from Bravo Sports’ operations and capital resources, is adequate for Bravo Sports to pay the merger consideration payable pursuant to the merger agreement and which Bravo Sports reasonably believes is adequate to pay all related fees and expenses.

The consummation of the merger is contingent upon Bravo Sports closing on the financing contemplated by the financing commitments or a similar financing on terms not materially less favorable to Bravo Sports. The closing of the financing contemplated by the financing commitments is subject to numerous customary conditions, as more fully described below.

The commitment of Falcon to purchase the Notes is subject to the satisfaction of a number of conditions, including, among others:

•	The satisfactory completion of customer due diligence calls;

•	The completion of Falcon’s legal due diligence including a review of all contracts, litigation, labor and union issues and other legal matters;

•	The completion of Falcon’s accounting due diligence including a review of Bravo Sports and the pro forma cost savings by an independent accounting firm;

•	The execution of detailed definitive documentation containing customary representations, warranties, covenants and conditions (including the receipt of customary legal opinions and other customary closing documents);

•	The execution of definitive documentation with respect to the merger that is reasonably satisfactory to Falcon;

•	The concurrent closing of the merger, all financing transactions contemplated by the Falcon commitment letter and the initial funding of the Notes;

•	The execution of definitive documentation with respect to the senior credit facility and the senior term loan on terms reasonably satisfactory to Falcon, pursuant to which Bravo Sports shall have received not less than $19.0 million, subject to changes in cash in the ordinary course of business at Bravo Sports and Variflex;

•	After giving effect to the merger and the financing transactions contemplated by the commitment letter, none of Bravo Sports, Variflex or any of their subsidiaries shall have outstanding any indebtedness for borrowed money or preferred stock other than as set forth in the commitment letter;

•	Falcon shall be reasonably satisfied that the merger and all transactions contemplated under the commitment letter are in full compliance with all legal requirements, and that all necessary governmental and third party approvals have been obtained;

•	Certain information made available to Falcon in connection with the merger and its financing, as set forth in the commitment letter, shall be complete and correct in all material respects and shall not contain untrue statements of material fact;

•	The receipt of evidence of compliance with all applicable U.S., foreign, federal, state and local laws and regulations;

•	The absence of pending or threatened litigation with respect to the Notes or financing of the merger or which could have a material adverse effect on the business, results of operations or financial condition of Bravo Sports or Variflex;

•	The receipt of reasonably satisfactory legal opinions;

•	All compensation, including reasonable and documented costs, fees and expenses, shall have been paid to Falcon to the extent due;

•	Bravo Sports shall provide support for, and Falcon shall be satisfied that, pro forma consolidated EBITDA for the latest 12 month period preceding the closing date shall equal at least $9.3 million (after giving pro forma effect to the merger) and that the pro forma ratio of total debt to pro forma consolidated EBITDA shall be equal to or less than 3.8 to 1.0;

•	Bravo Sports shall not have breached any of the covenants contained in the commitment letter in any material respect; and

•	The receipt of Bravo Sports’ and Variflex’s audited and unaudited financial statements and other financial statements, as set forth in the commitment letter, including a pro forma balance sheet and income statement.

PNC’s obligation to provide the senior secured revolving and term financing is subject to a number of conditions, including, but not limited to:

•	If available prior to closing of the merger, delivery of the audited July 31, 2004 financial statements of Variflex;

•	The absence of a material adverse change in the condition, financial or otherwise, operations, properties, assets or nature of assets of the Borrowers;

•	The absence of material threatened or pending litigation or material contingent obligations known to the Borrowers or their advisors;

•	The receipt of satisfactory documentation and satisfactory legal review of all documentation including, but not limited to, purchase and sale agreements, corporate documentation, key contracts, existing and new inter-creditor and subordination agreements, and other related matters;

•	Satisfactory legal and financial review and approval of the proposed final corporate and capital structure;

•	Satisfactory review of Variflex’s books, records and Borrowers’ monthly and annual financial projections and assumptions showing the ability to service the proposed financing, and satisfactory trade references, which shall be consistent with previously conducted pre-funding and survey examinations;

•	Satisfactory completion and review of the field examination, to be completed by examiners selected by PNC;

•	Satisfactory review by PNC and a third party to be selected by PNC of Borrowers’ business plans, proposed business combination, management’s ability to implement said plans and the expected savings related to the merger;

•	Satisfactory appraisal of Variflex’s inventory to be completed by appraisers selected by PNC;

•	Evidence that all actions necessary or, in the opinion of PNC, desirable, to perfect and protect the security interest of PNC have been taken;

•	The Borrowers shall have a combined minimum revolving credit availability at closing after fees, expenses and subtraction of trade payables 60 days or more past due, sufficient to fund Borrowers’ projected working capital needs in PNC’s judgment, evidenced by a borrowing base certificate satisfactory to PNC;

•	Borrowers shall be in compliance with all pertinent federal, state and local regulations including, but not limited to, those with respect to the Environmental Protection Agency, Occupational Safety and Health Administration and Employee Retirement Income Security Act;

•	All customers shall have been directed to make remittances to a lockbox or blocked account approved and controlled by PNC;

•	The execution of a satisfactory intercreditor agreement and the amendment of all subordinated note maturities so that they expire at least 30 days after the expiration of the credit facilities;

•	Unless otherwise agreed to in writing by PNC prior to closing, Variflex shall have a minimum cash balance of $18 million on its balance sheet immediately prior to closing and minimum subordinated debt of $15 million at closing; and

•	The contemporaneous closing of the merger and the financing transactions contemplated by the PNC commitment letter.

Bravo Sports has agreed in the merger agreement to use its commercially reasonable efforts to obtain the financing for the merger.

We cannot assure you that all of the conditions to closing on the financing contemplated by the financing commitments will be satisfied or waived, if not satisfied.

In addition, the Falcon and PNC commitment letters expire on November 30, 2004. We cannot assure you that Bravo Sports will be able to extend the commitment letters or obtain new commitment letters if the merger has not closed prior to the expiration of the Falcon and PNC commitment letters.

Regulatory Approvals

There are no federal or state regulatory requirements to be complied with in order to complete the merger, other than the expiration of 20 days from the dissemination of this information statement to Variflex’s stockholders and the filing the certificate of merger with the Secretary of State of the State of Delaware.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion as to the material U.S. federal income tax consequences of the merger to Variflex stockholders is based on the Internal Revenue Code of 1986, which we refer to as the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the proposed transaction. This discussion applies only to Variflex stockholders that hold their shares of Variflex common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the proposed transaction that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Variflex common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who are foreign persons;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Variflex common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction, and this discussion does not address the tax consequences to holders who exercise appraisal rights under the DGCL. Variflex stockholders are urged to consult their own tax advisors as to specific tax consequences to them of the proposed transactions, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

The following are the material federal income tax consequences to Variflex stockholders who receive cash for their shares of Variflex common stock pursuant to the merger.

The exchange of Variflex common stock for cash in the merger will be a taxable transaction to the holders of Variflex common stock. Holders of Variflex common stock will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the tax basis for the shares of Variflex common stock exchanged. Such gain or loss will be long term capital gain or loss to the extent such stockholder has held the shares of Variflex common stock for more than one year at the time of the merger. There are limitations on the deductibility of capital losses.

Certain non-corporate U.S. holders may be subject to information reporting with respect to the cash received in exchange for Variflex common stock. U.S. holders who are subject to information reporting may also be subject to backup withholding at a 28% rate on cash payments received in connection with the merger. Backup withholding will not apply, however, to a Variflex stockholder who (1) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form, (2) provides a certification of foreign status on Form W-8 or successor form, or (3) is otherwise exempt from backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

THE MERGER AGREEMENT

The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Annex A to this information statement, and is incorporated by reference into this information statement. You should read the merger agreement in its entirety, as it is the legal document governing the merger, and the provisions of the merger agreement are complicated and not easily summarized.

The Merger

The merger agreement provides that following the satisfaction or waiver of all other conditions to the merger described below under “—Conditions to Completion of the Merger,” Merger Sub will merge with and into Variflex with Variflex continuing in existence as the surviving corporation.

The Merger Consideration

At the effective time of the merger, each holder of Variflex common stock (other than stockholders who validly perfect appraisal rights under the DGCL) will be entitled to receive $7.60 per share in cash payable to the holder thereof, without interest and less any required withholding taxes. All shares of Variflex common stock owned by Variflex or any of its wholly-owned subsidiaries, as treasury stock or otherwise, or by Bravo Sports or any of its wholly-owned subsidiaries, will be automatically canceled and retired and will cease to exist and no cash or other consideration will be delivered in exchange therefor.

Appraisal Rights

Holders of shares of Variflex common stock that are issued and outstanding immediately prior to the effective time of the merger will be entitled to appraisal rights in accordance with Section 262 of the DGCL. The shares of Variflex common stock held by a holder who properly elects appraisal will not be converted into the right to receive the same per share consideration paid to the holders of Variflex shares pursuant to the merger, and holders of such dissenting shares will be entitled to receive payment of the appraised value of such dissenting shares in accordance with the provisions of Section 262 of the DGCL, provided if any such holder fails to perfect or effectively withdraws or loses such right, such dissenting shares will then be treated as if they had been converted into the right to receive the merger consideration, without interest and less any required withholding taxes.

Effective Time and Closing

The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as Bravo Sports and Variflex may agree and as specified in the certificate of merger, in accordance with the DGCL. The closing of the merger will take place no later than the second business day after all conditions to the merger have been satisfied or waived, other than conditions requiring the delivery of certificates or other documents at the closing, or on such other date as Bravo Sports, Variflex and Merger Sub may agree in writing. We currently anticipate completion of the merger on or about October 7, 2004.

Payment of Merger Consideration

Prior to the closing date of the merger, Bravo Sports will appoint and retain a bank or trust company reasonably acceptable to Variflex to act as an exchange agent for the purpose of making payment to the Variflex stockholders of the merger consideration. Bravo Sports will deposit sufficient cash with the exchange agent in order to permit the payment of the cash merger consideration at the effective time of the merger. As soon as reasonably practicable after the merger becomes effective, the exchange agent will mail a letter of transmittal and instructions regarding the surrender of Variflex common stock to each registered holder of Variflex common stock immediately prior to the effective time of the merger. Each holder immediately prior to the effective time of the merger must properly complete and deliver such letter to the exchange agent along with his or her Variflex share certificates.

After a record holder of shares of Variflex common stock immediately prior to the effective time of the merger delivers certificates formerly representing his or her shares of Variflex common stock for cancellation, along with a properly completed and duly executed letter of transmittal, to the exchange agent, the exchange agent will deliver to the holder a check in the amount of the merger consideration. No interest will accrue or be paid on any amount payable to Variflex stockholders. All amounts payable to Variflex stockholders are subject to applicable tax withholding.

Treatment of Stock Options

The holders of outstanding and unexercised stock options that are exercisable will be entitled to receive from Bravo Sports an amount in cash (net of any applicable withholding taxes) equal to the product of (a) the number of shares of Variflex common stock previously subject to the Variflex stock option and (b) the excess of the per share amount of cash to be paid in the merger over the exercise price per share of Variflex common stock previously subject to the Variflex stock option. Any stock option with an exercise price per share of Variflex common stock that is equal to or greater than the per share amount of cash to be paid in the merger will be cancelled in full without any payment in respect thereof. After the merger, all Variflex stock options will be cancelled in full and no Variflex stock options will be exercisable, whether for shares of Variflex common stock or shares of Bravo Sports common stock.

Treatment of Variflex Warrants

The holders of warrants to purchase Variflex common stock that are exercisable will be entitled to receive from Bravo Sports an amount in cash (net of any applicable withholding taxes) equal to the product of (a) the number of shares of Variflex common stock previously subject to the Variflex warrant and (b) the excess of the per share amount of cash to be paid in the merger over the exercise price per share of Variflex common stock previously subject to the Variflex warrant. Any warrant with an exercise price per share of Variflex common stock that is equal to or greater than the per share amount of cash to be paid in the merger will be cancelled in full without any payment in respect thereof. After the merger, all Variflex warrants will be cancelled in full and no Variflex warrants will be exercisable, whether for shares of Variflex common stock or shares of Bravo Sports common stock.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Variflex. The representations include:

•	The organization, existence and good standing of Variflex;

•	The power and authority of Variflex to perform its obligations under the merger agreement and to consummate the merger;

•	The capitalization and share ownership of Variflex;

•	The existing indebtedness of Variflex;

•	The consents and approvals of governmental authorities and the governmental filings that are required in connection with the transaction;

•	The compliance of Variflex’s SEC filings with applicable law and the accuracy of such filings;

•	The accuracy of Variflex’s financial statements;

•	The absence of undisclosed liabilities;

•	The absence of certain changes with respect to Variflex since July 31, 2003;

•	The adequacy of all licenses, permits, certificates, approvals or other government authorizations that Variflex is required to have;

•	The absence of material litigation or outstanding judgments that could have a material adverse effect on Variflex or its ability to consummate the merger;

•	Compliance with applicable laws;

•	Employment and collective bargaining issues;

•	Variflex’s compliance with applicable tax laws and its filing of all required tax returns;

•	The existence of valid leases with respect to the property that Variflex leases;

•	Compliance with all applicable environmental laws;

•	The adequacy of existing insurance policies;

•	Variflex’s valid ownership or rights with respect to the intellectual property used in its business;

•	Variflex’s compliance with the terms of its employee benefit plans;

•	Variflex’s compliance with, and the validity of, its material contracts;

•	Variflex’s affiliated party transactions;

•	The recommendation by Variflex’s board of directors;

•	The inapplicability of antitakeover statutes;

•	The receipt by Variflex of an opinion from its financial advisor;

•	Finders and brokers in connection with the transaction;

•	The vote required by stockholders of Variflex to approve the transaction;

•	The condition and sufficiency of Variflex’s assets;

•	The identity of Variflex’s major customers and suppliers; and

•	The absence of knowledge of any facts or circumstances that would cause a governmental authority or third party to seek to restrain the merger.

The merger agreement also contains representations and warranties made by each of Bravo Sports and Merger Sub, including:

•	That each is duly organized, validly existing and in good standing;

•	That each has all necessary power and authority to execute and perform its obligations under the merger agreement;

•	The capitalization and share ownership of Merger Sub;

•	The consents and approvals of governmental authorities and the governmental filings that are required in connection with the transaction;

•	The absence of material litigation or outstanding judgments that could have a material adverse effect on Bravo Sports or its ability to consummate the merger;

•	That neither beneficially owns shares of Variflex common stock;

•	The receipt by Bravo Sports of written commitments from financial institutions to obtain the funds necessary to consummate the merger; and

•	The absence of knowledge of any facts or circumstances that would cause a governmental authority or third party to seek to restrain the merger.

The representations and warranties contained in the merger agreement will not survive the merger or the termination of the merger agreement, but they form the basis of certain conditions to Variflex’s and Bravo Sports’ obligations to complete the merger, as applicable.

Conduct of Business Pending the Merger

Variflex has agreed to, and has agreed to cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice, use their respective commercially reasonable efforts to preserve intact their present business organizations, lines of business, rights and franchises and preserve their relationships with customers, suppliers, employees and others having business dealings with them and comply with all applicable legal requirements in all material respects. Without limiting the generality of the foregoing, except as specifically contemplated or permitted by the merger agreement, or as specifically set forth in a schedule to the merger agreement, or unless Bravo Sports expressly consents in writing in advance, Variflex agreed that it will not, and will cause each of its subsidiaries not to:

•	enter into any material contract, or amend any material contract, to which Variflex or any of its subsidiaries is a party or by which any such person or its assets is bound, except in the ordinary course of business consistent with past practice, or enter into or amend any contract which if so entered into or amended could be reasonably expected to impair in any material respect the ability of Variflex to perform its obligations under the merger agreement or to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement, other than as specifically permitted in the merger agreement;

•	sell, lease, license, mortgage, encumber or otherwise dispose of or subject to a lien (other than a permitted lien) any assets of Variflex or any of its subsidiaries, except in the ordinary course of business consistent with past practices;

•	amend or propose to amend its certificate of incorporation or bylaws;

•	split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of its or its subsidiaries’ capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries, except for (A) dividends paid by any subsidiary that is, directly or indirectly, wholly owned by Variflex and (B) stock issuances made in connection with the exercise of any option under Variflex’s option plans or exercise of any outstanding Variflex warrants;

•	issue, deliver, sell, encumber or otherwise dispose of or subject to a lien, or authorize the issuance, delivery, sale, encumbrance or disposition of, or lien on any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuance of shares of the Variflex common stock upon the exercise of Variflex stock options outstanding as of the date of the merger agreement in accordance with their present terms and the issuance of shares of the Variflex common stock upon the exercise of Variflex warrants outstanding as of the date of the merger agreement in accordance with their present terms;

•

increase benefits under any benefits plan; increase funding under any benefit plan, except in the ordinary course of business consistent with past practice or as required by law; establish, adopt, enter into, amend (other than any amendment that would result in a reduction in the costs of such benefit plan) or terminate any benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a benefit plan if it were in existence as of the date of the merger agreement; grant or agree to grant any increase in the rates of salaries or compensation payable to any employee except in the ordinary course of business consistent with past practice (other than as required by law or pursuant to contracts in effect as of the date of the merger agreement); loan any money to any employee of Variflex; grant any awards under any benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any awards made thereunder) or take any action to accelerate the vesting or payment of any compensation or benefit under any benefit plan, except for acceleration of vesting of Variflex stock options or the benefits under Variflex’s 401(k) plan;

•	directly or indirectly acquire, merge or consolidate with, make any investment in, or make any capital contributions to, any person (other than in or to a subsidiary of Variflex), other than in the ordinary course of business consistent with past practice;

•	repurchase or incur, or agree to repurchase or incur, any indebtedness, other than indebtedness incurred in the ordinary course of business consistent with past practice and in amounts and on terms consistent with past practices;

•	pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of the merger agreement;

•	settle or compromise any litigation, investigation, arbitration, proceeding or claim (whether or not commenced prior to the date of the merger agreement), other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed Variflex’s reserves on its books;

•	make (to the extent inconsistent with past practice) or change any material tax election, amend any income or other material tax return, apply for any rulings relating to taxes or settle any material tax liability in excess of amounts reserved therefor in the latest Variflex SEC reports;

•	except as may be required as a result of a change in law or in GAAP, change any of the accounting methods, practices, policies or principles for financial accounting or tax purposes;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Variflex or any of its subsidiaries (other than the merger);

•	adopt or enter into any collective bargaining agreement or other labor union contract;

•	make any material changes to the insurance on its and its subsidiaries assets; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Variflex will consult with Bravo Sports prior to entering into or amending any contract that would require Bravo Sports’ consent under the merger agreement.

Variflex and Bravo Sports will not knowingly take any action that could reasonably be expected to cause any of the representations and warranties made by it to become untrue or any of the conditions to the merger to not be satisfied. Variflex and Bravo Sports will promptly notify the other party if to such party’s knowledge any representation or warranty made by it should become untrue or if it fails to comply in any material respect with any covenant or condition under the agreement.

No Solicitation

The merger agreement provides that neither Variflex, its subsidiaries, nor any of their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives will directly or indirectly:

•	solicit, initiate or knowingly encourage any Acquisition Proposal (as defined below), or engage in any discussions or negotiations regarding an Acquisition Proposal;

•	disclose any non-public information relating to Variflex or any of its subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of Variflex or any of its subsidiaries to, any person regarding an Acquisition Proposal; or

•	enter into any letter of intent, agreement in principal, acquisition agreement or similar agreement relating to an Acquisition Proposal.

“Acquisition Proposal” is defined in the merger agreement as any offer or proposal for: (a) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction or series of related transactions involving Variflex (other than the merger); (b) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of Variflex constituting fifteen percent (15%) or more of the consolidated assets of Variflex or accounting for fifteen percent (15%) or more of the consolidated revenues of Variflex (other than the merger); or (c) any tender offer, exchange offer or other offer for, or acquisition or series of related acquisitions by any person or group (within the meaning of Regulation 13D under the Securities Act) of beneficial ownership of, fifteen percent (15%) or more of the outstanding Variflex common stock.

However, the merger agreement provides that prior to obtaining the requisite stockholders’ approval, Variflex may negotiate or otherwise engage in discussions with, and furnish non-public information relating to Variflex or any of its subsidiaries or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of Variflex or any of its subsidiaries to a third party that delivers an unsolicited bona fide Acquisition Proposal that the board of directors determines in good faith could reasonably be expected to lead to a Superior Proposal (as defined below) if the board of directors of Variflex determines in good faith, after receiving the advice of Variflex’s outside counsel, that the failure to take such action is reasonably likely to constitute a breach of its fiduciary duties under applicable laws. In this case, Variflex can furnish non-public information to a third party only after giving Bravo Sports written notice of such determination. The merger agreement provides that if the merger and the merger agreement are approved by written consent of the stockholders, and the terms of such written consent condition effectiveness of such consent in any manner, then requisite stockholders’ approval will not be deemed obtained until such conditions have been satisfied. Because the written consent executed by REMY IV and the Losi family was made subject to the condition that, prior to the closing, the merger agreement shall not have been terminated and the board of directors shall not have withdrawn its recommendation, Variflex still has the ability to consider unsolicited bona fide Acquisition Proposals as described herein.

“Superior Proposal” is defined in the merger agreement as any bona fide, unsolicited written Acquisition Proposal from a third party that is for more than fifty percent (50%) of the voting power of Variflex or fifty percent (50%) of Variflex’s consolidated assets, and which a majority of the entire board of directors of Variflex determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account the person making the proposal, and the likelihood and timing of consummation and other relevant factors, would result in a transaction that is superior from a financial point of view to Variflex’s stockholders than the merger contemplated by the merger agreement, including any proposed alterations to the terms of those agreements proposed by Bravo Sports in response to such Superior Proposal.

Variflex will notify Bravo Sports and Merger Sub promptly (but in no event later than three business days) after receipt by Variflex or any of its representatives of any Acquisition Proposal, or any communication with Variflex or request for information relating to Variflex (including non-public information) or for access to the properties, books or records of Variflex by any person that could reasonably be expected to lead to an Acquisition

Proposal. Such notice must disclose the identity of any third party that makes an Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal. Variflex has, and has caused its representatives to, immediately cease all activities, discussions or negotiations, if any, with any persons conducted prior to the date of the merger agreement with respect to any Acquisition Proposal.

If the board of directors determines in good faith, after consultation with Variflex’s financial advisor and outside counsel, that any unsolicited Acquisition Proposal constitutes a Superior Proposal, Variflex may withdraw or modify the board recommendation, approve or recommend such Superior Proposal or terminate the merger agreement in accordance with the terms of that agreement, provided that prior to any such action, Variflex shall:

•	have given Bravo Sports at least three business days prior notice of the effectiveness of such action;

•	pay to Bravo Sports the termination fee set forth in the merger agreement; and

•	negotiate in good faith with Bravo Sports during such three business day period in order to make such adjustments to the terms and conditions of the merger agreement as would enable Variflex to proceed with the transactions contemplated therein.

Variflex Board of Directors’ Recommendation

Pursuant to the terms of the merger agreement, the Variflex board of directors has recommended that its stockholders adopt and approve the merger agreement and the merger, subject to its ability to withdraw or modify its recommendation in connection with a Superior Proposal. If the board of directors withdraws its recommendation that its stockholders adopt and approve the merger agreement and the merger, then the stockholder written consent will automatically terminate.

Indemnification and Insurance

Variflex, as the surviving corporation, has agreed to indemnify and hold harmless all past and present directors, officers and employees (in all of their capacities) of Variflex and its subsidiaries to the extent such individuals are indemnified as of the date of the merger agreement by Variflex pursuant to Variflex’s or any subsidiaries’ certificate of incorporation and bylaws in existence on the date of the merger agreement and to the fullest extent permitted by law in connection with any action arising out of, relating to or in connection with acts or omissions occurring or alleged to have occurred prior to the merger. Bravo Sports and Variflex, as the surviving corporation, have agreed to maintain for six years after the merger coverage under Variflex’s directors’ and officers’ liability insurance policies as in effect on the date of the merger agreement for acts or omissions occurring prior to the merger. Bravo Sports may substitute therefor policies with a reputable insurer of comparable credit quality of substantially similar coverage and amounts containing terms no less advantageous in the aggregate. However, Bravo Sports will not be obligated to pay an amount in excess of 250% of the last annual premiums paid by Variflex immediately prior to the merger for such insurance.

Employee Benefits

Bravo Sports has agreed, for a period of twelve months following the effective time of the merger, to provide the active employees of Variflex with benefits that are no less favorable in the aggregate than those provided by Variflex or its subsidiaries to such employees under the benefit plans as of the effective time of the merger. Bravo Sports is not obligated to continue, provide or otherwise take into account any benefit plan that relates to equity interests or that is an equity-based arrangement. Nothing in the merger agreement will be construed to mean that Bravo Sports cannot amend or terminate any particular benefit plan or any other employee benefit, compensation or incentive plan, policy or arrangement so long as the requirements of the merger agreement and applicable law are otherwise satisfied.

With respect to any employee benefit plans of Bravo Sports in which the employees of Variflex participate subsequent to the effective time of the merger, Bravo Sports will:

•	waive all limitations as to pre-existing condition exclusions applicable to those employees to the same extent such exclusions would have been waived under the benefit plans in which those employees were participating immediately prior to the merger, and

•	recognize all service of the employees of Variflex or its subsidiaries with such entity for purposes of eligibility to participate and vesting under any employee benefit plan of Bravo Sports in which those employees may be eligible to participate after the merger to the same extent taken into account under the benefit plans in which those employees participated immediately prior to the merger.

Conditions to Completion of the Merger

Neither Bravo Sports nor Variflex will be required to complete the merger unless:

•	Approval of the merger by Variflex’s stockholders shall have been obtained; and

•	No statute, rule, regulation, executive order, decree, judgment, injunction or other order shall have been issued by any governmental authority or shall be in effect which prevents or prohibits consummation of the merger or any of the other material transactions contemplated in the merger agreement.

Neither Bravo Sports nor Merger Sub will be required to complete the merger unless:

•	Variflex shall have performed and complied with all of its covenants and agreements in the merger agreement in all material respects;

•	The representations and warranties of Variflex set forth in the merger agreement shall be true and complete (i) as of the date of the merger agreement in all material respects and (ii) as of the closing date (except as would not reasonably be expected to have a material adverse effect);

•	No material adverse effect shall have occurred after the date of the merger agreement;

•	There shall be no pending suit, action or proceeding by any governmental authority which would challenge the consummation of the merger or impose material limitations on Bravo Sports’ ability to hold full rights of ownership of Variflex; and

•	Bravo Sports shall have obtained the proceeds from the financing contemplated by the financing commitment letters described in the section entitled “The Merger—Financing of the Merger” or substitute financing.

Variflex will not be required to complete the merger unless:

•	Bravo Sports shall have performed and complied with all of its covenants and agreements in the merger agreement in all material respects; and

•	The representations and warranties of Bravo Sports and Merger Sub set forth in the merger agreement shall be true and complete (i) as of the date of the merger agreement in all material respects and (ii) as of the closing date (except as would not reasonably be expected to have a material adverse effect).

We cannot assure you that all of the conditions to completing the merger will be satisfied or waived or that the merger will be consummated at all.

Termination

The merger agreement may be terminated at any time before completion of the merger in a number of different ways. The merger agreement may be terminated by mutual written consent of Variflex and Bravo Sports.

Either Bravo Sports or Variflex may terminate the merger agreement:

•	if either Bravo Sports or Variflex provides written notice to the other party;

-	if the merger is not consummated on or before December 20, 2004;

-	if a governmental authority issues or enacts a statute, order or injunction (whether temporary, preliminary or permanent) in any case that is in effect and that prevents or prohibits consummation of the merger or any of the other material transactions contemplated in the merger agreement, provided that the party seeking to terminate the merger agreement in such event shall have used its commercially reasonable efforts to prevent such legal prohibition and to cause any such legal prohibition to be vacated;

-	if the approval of Variflex’s stockholders shall not have been obtained; or

-	if any pending suit, action or proceeding by any governmental authority is in effect and has become final and non-appealable, which would impose material limitations on the ability of Bravo Sports to hold full rights and ownership of Variflex.

•	Bravo Sports alone may terminate the merger agreement:

-	if the board of directors of Variflex shall have withdrawn, modified or changed, in a manner adverse to Bravo Sports, their approval or recommendation of the merger or shall have recommended any Acquisition Proposal (other than the merger) or resolved to do the same; or

-	if a breach of any representation, warranty, covenant or agreement by Variflex remains uncured (for twenty (20) business days after notice from Bravo Sports or, if sooner, five days prior to the end date) that would cause the conditions set forth in the merger agreement not to be satisfied.

•	Variflex alone may terminate the merger agreement:

-	if the board of directors receives an unsolicited Acquisition Proposal, and the board of directors determines in good faith after consultation with its financial advisor and outside counsel that such Acquisition Proposal constitutes a Superior Proposal; or

-	if a breach of any representation, warranty, covenant or agreement by Bravo Sports or Merger Sub remains uncured (for twenty business days after notice from Variflex or, if sooner, five days prior to the end date) that would cause the conditions set forth in the merger agreement not to be satisfied.

Effect of Termination

Except in respect of a willful breach, upon termination the merger agreement shall become null and void; however, the agreements relating to fees and the confidentiality agreement survive.

Termination Fees and Expenses

Variflex will pay to Bravo Sports a termination fee of $1.25 million in the following circumstances:

•	within one business day of termination, if the merger agreement is terminated by Bravo Sports because the board of directors of Variflex has withdrawn, modified or changed, in a manner adverse to Bravo Sports, their approval or recommendation of the merger or shall have recommended any Acquisition Proposal (other than the merger) or resolved to do the same;

•	within one business day of termination, if the approval of Variflex’s stockholders has not been obtained; or

•	concurrent with termination of the merger agreement by Variflex if Variflex terminates the merger agreement because of a Superior Proposal.

Amendment and Waiver

Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if the amendment or waiver is in writing and signed by the appropriate party or parties. In addition, after the receipt of stockholder approval, no amendment or waiver of the merger agreement will be effective that by law requires further approval of the Variflex stockholders unless the required stockholder approval is obtained.

Costs and Expenses

In general, except for the termination fees and expenses described above, all costs, fees and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring the expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Variflex common stock as of August 31, 2004 of each of Variflex’s directors, each person (and certain related individuals) known by Variflex to own beneficially more than 5% of Variflex common stock (based on Schedules 13D, 13F, and 13G reports filed with the Securities and Exchange Commission), and each of the Named Executive Officers (as defined below).

Named Executive Officers, Directors and 5% Stockholders (1)	Shares Beneficially Owned (2)
	Number			Percent
REMY Capital Partners IV, L.P.	2,066,667	(3	)(4)	41.10%
Mark S. Siegel	2,066,667	(3	)(4)	41.10%
Kenneth N. Berns	2,066,667	(4	)(5)	41.10%
Raymond (Jay) H. Losi II (6)	1,471,415	(4	)(7)	30.73%
Raymond (Ray) H. Losi (6)	472,876	(4	)(8)	9.79%
Dimensional Fund Advisors Inc.	278,800	(9)		6.02%
Steven L. Muellner	192,000			4.01%
Michael T. Carr	22,000			0.47%
Loren Hildebrand	18,000			0.39%
Paula Coffman	16,250			0.35%
Petar Katurich	50,000			1.07%
All directors and executive officers as a group (10 persons)	4,309,208			76.31%

(1)	Unless otherwise indicated, the address of persons listed in this column is c/o Variflex, Inc., 5152 N. Commerce Avenue, Moorpark, CA 93021.

(2)	Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Shares of common stock which may be acquired within 60 days of August 31, 2004, through the exercise of options and warrants, including options that will be accelerated in connection with the merger, are as follows: Mr. Raymond (Jay) H. Losi II, 160,000 shares; Mr. Raymond (Ray) H. Losi, 200,000; Mr. Steven L. Muellner, 160,000; Mr. Michael T. Carr, 16,000; Mr. Loren Hildebrand, 16,000; Ms. Paula Coffman, 16,250 and Mr. Petar Katurich, 50,000.

(3)	REMY Capital Partners IV, L.P. (“REMY IV”) owns 1,666,667 shares of Common Stock and 400,000 warrants currently exercisable to purchase Common Stock. The General Partner of REMY IV is REMY Investors, L.L.C. (“REMY LLC”), and the Managing Member for REMY LLC is Mark S. Siegel, Variflex’s Chairman of the Board. The address of REMY IV, REMY LLC and Mr. Siegel is 1801 Century Park East, Suite 1111, Los Angeles, California 90067.

(4)	As a result of a voting agreement dated November 18, 1997, Raymond (Ray) H. Losi, Raymond (Jay) H. Losi II, Eileen Losi, Barbara Losi, Mark S. Siegel, Kenneth N. Berns and REMY IV, may be deemed to beneficially own 4,217,396 shares of Common Stock.

(5)	As a member of REMY LLC, Mr. Berns may be deemed to beneficially own 1,666,667 shares of Common Stock and 400,000 warrants currently exercisable to purchase Common Stock, however Mr. Berns disclaims beneficial ownership of such shares and warrants.

(6)	Mr. Raymond (Ray) H. Losi and Mrs. Barbara Losi are married. Mr. Raymond (Jay) H. Losi II is the son of Mr. Raymond (Ray) H. Losi and his prior spouse, Ms. Eileen Losi.

(7)	Includes 807,507 shares held by Losi Enterprises Limited Partnership, of which Losi Properties, Inc., a corporation whose sole stockholder is the 1989 Raymond H. Losi II Revocable Trust, of which Mr. Raymond (Jay) H. Losi II is a Trustee, is a general partner. Also includes 120,000 shares held by the Jay and Kathy Losi Revocable Trust dated January 1, 1989, for which Mr. Raymond (Jay) H. Losi II and his spouse are beneficiaries. Also includes 383,908 shares held by EML Enterprises Limited Partnership, of which 120,000 shares are registered in the name of Eileen M. Losi TTEE through the Eileen Losi Revocable Trust. Mr. Raymond (Jay) H. Losi II is a Trustee of the general partner of EML Enterprises Limited Partnership. Also includes 100,000 warrants currently exercisable to purchase Common Stock, and 60,000 options which may be acquired within 60 days of August 31, 2004, including options that will be accelerated in connection with the merger.

(8)	Includes shares held by Mr. Raymond (Ray) H. Losi as Trustee of the 1989 Raymond H. Losi Revocable Trust under declaration of trust dated January 23, 1989, for benefit of Raymond (Ray) H. Losi. Although Mr. Losi is married to Mrs. Barbara Losi, the shares retain their identity as the sole and separate property of the beneficiary of the trust (Mr. Raymond (Ray) H. Losi). Also includes 26,301 shares held by Mr. Raymond (Ray) H. Losi as Trustee of the Diane Losi Coletti Trust. Also includes 200,000 warrants currently exercisable to purchase Common Stock.

(9)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2004. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies, trusts and accounts are the “Funds”). In its role as investment advisor or investment manager, Dimensional possesses investment and/or voting power over 278,800 shares of Variflex, Inc. stock as of February 6, 2004 and may be deemed to be the beneficial owner of such shares. However, all such securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

Voting Agreement

In November 1997, the entities controlled by the Losi Family that hold common stock of Variflex, which we refer to as the Losi Entities, and REMY IV, entered into a voting rights agreement, pursuant to which the parties agreed to the procedures they would follow in nominating and voting for directors of Variflex. Subject to certain adjustments if the holdings of common stock of REMY IV, on one hand, or the Losi Entities, on the other hand, decline to certain levels, the voting rights agreement states that, beginning in 1998, at each annual meeting of Variflex, the parties will vote the shares of common stock of Variflex owned by them for six directors, of which two directors will be nominated by REMY IV, two directors will be nominated by the Losi Entities and two independent directors will be agreed to by the Losi Entities and REMY IV. This voting agreement terminates no later than December 31, 2007.

OTHER

Stockholder Proposals to be Presented at Next Annual Meeting

Variflex does not currently expect to hold a 2004 annual meeting of stockholders if the merger is completed and Variflex ceases to be a publicly traded company. If the merger is not completed, Variflex will issue a press release to notify stockholders of the date of the annual meeting and the deadline for submission of stockholder proposals for inclusion in the next annual meeting.

Costs of Information Statement

This information statement has been prepared by Variflex and its board of directors, and Variflex will bear the costs of distributing this information statement to stockholders, including the expense of preparing, assembling, printing, and mailing the information statement. Although there is no formal agreement to do so, Variflex may reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this information statement and related materials to stockholders. Variflex may pay for and use the services of other individuals or companies not regularly employed by Variflex in connection with the distribution of this information statement if Variflex’s board of directors determines that this is advisable.

WHERE YOU CAN FIND MORE INFORMATION

Variflex files annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

You may request a copy of these filings at no cost by writing or telephoning us at the following address: Variflex, Inc., 5152 North Commerce Avenue, Moorpark, CA 93021, Attn: Corporate Secretary, Phone: (805) 523-0322.

Variflex’s Annual Report on Form 10-K for the year ended July 31, 2003 and Variflex’s Quarterly Reports on Form 10-Q for the quarters ended October 31, 2003, January 31, 2004 and April 30, 2004 are incorporated herein by reference. These materials contain important information about Variflex and its financial condition. Variflex’s Annual Report on Form 10-K for the year ended July 31, 2003 contains the audited Consolidated Financial Statements of Variflex, together with the Notes to Consolidated Financial Statements, and Variflex’s Quarterly Reports on Form 10-Q for the quarters ended October 31, 2003, January 31, 2004 and April 30, 2004 contain unaudited financial statements of Variflex for the quarters ended October 31, 2003, January 31, 2004 and April 30, 2004, respectively. These materials also contain information about Variflex and its subsidiaries, including a description of Variflex’s business, its properties and its legal proceedings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” quantitative and qualitative disclosures about market risk, and any changes in and disagreements with accountants on accounting and financial disclosure.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This information statement is dated as of the date listed on the cover page hereto. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to Variflex stockholders nor the payment of the merger consideration shall create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 26, 2004,

BY AND AMONG

BRAVO SPORTS

BSV INC.

AND

VARIFLEX, INC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF SCHEDULES

Schedule 3.1(b)	—	Subsidiaries
Schedule 3.3	—	Capitalization and Share Ownership
Schedule 3.4	—	Indebtedness
Schedule 3.5(a)	—	Governmental Authorizations
Schedule 3.7(b)	—	Undisclosed Liabilities
Schedule 3.8	—	Certain Changes
Schedule 3.10(a)	—	Litigation
Schedule 3.10(b)	—	Compliance
Schedule 3.11(a)	—	Employment Matters
Schedule 3.12(a)	—	Tax Matters
Schedule 3.12(b)	—	Tax Deficiencies
Schedule 3.13(b)	—	Leased Real Property
Schedule 3.14	—	Environmental Matters
Schedule 3.15	—	Insurance
Schedule 3.16(a)	—	Intellectual Property
Schedule 3.16(b)	—	Intellectual Property Registrations
Schedule 3.16(e)	—	Intellectual Property Actions
Schedule 3.17	—	Benefits Plans
Schedule 3.18	—	Material Contracts
Schedule 3.19	—	Affiliate Transactions
Schedule 3.25	—	Assets
Schedule 3.26	—	Customers and Suppliers
Schedule 4.4(a)	—	Governmental Authorizations
Schedule 5.1	—	Exceptions to Company’s Negative Covenants
Schedule 6.3	—	Governmental Consents
Schedule 7.1	—	Third Party Consents

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 26, 2004, by and among Bravo Sports, a California corporation (the “Purchaser”), BSV Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Merger Sub”) and Variflex, Inc., a Delaware corporation (the “Company” and, together with the Purchaser and Merger Sub, the “Parties”).

RECITALS

WHEREAS, the boards of directors of the Purchaser, Merger Sub and the Company each have approved this Agreement and have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company, upon the terms and subject to the conditions of this Agreement, with the Company being the Surviving Corporation (as defined herein) and becoming a wholly owned subsidiary of the Purchaser (the “Merger”).

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the willingness of the Purchaser and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into a Support Agreement, dated as of the date hereof.

WHEREAS, the Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Purchaser, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

“Acquisition Proposal” means any offer or proposal for: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction or series of related transactions involving the Company (other than the Merger); (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Company constituting fifteen percent (15%) or more of the consolidated assets of the Company or accounting for fifteen percent (15%) or more of the consolidated revenues of the Company (other than the Merger); or (iii) any tender offer, exchange offer or other offer for, or acquisition or series of related acquisitions by any Person or group (within the meaning of Regulation 13D under the Securities Act) of beneficial ownership of, fifteen percent (15%) or more of the outstanding Company Common Stock.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Benefit Plans” means any employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by the Company or its Subsidiaries.

“Business Day” means any day other than a Saturday or Sunday or a day on which national banking institutions in the City of New York, New York are authorized or obligated by law or executive order to be closed.

“Certificate of Merger” is defined in Section 2.2.

“Closing” is defined in Section 2.10.

“Closing Date” is defined in Section 2.10.

“Code” means the Internal Revenue Code of 1986, as amended, and as the context requires, the Treasury regulations promulgated thereunder.

“Commitment” is defined in Section 4.8.

“Company” is defined in the first paragraph of this Agreement.

“Company Board Recommendation” is defined in Section 3.21.

“Company Certificate” is defined in Section 2.6(c).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Option Plans” means the Amended and Restated 1994 Variflex Stock Plan and the 1998 Stock Option Plan for Non-Employee Directors.

“Company SEC Reports” is defined in Section 3.6(a).

“Company Stockholders’ Approval” means the approval of the Merger and this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon; provided that if the Merger and this Agreement are approved by stockholders by written consent which conditions the effectiveness of such consent, then Company Stockholders’ Approval shall not be deemed obtained until such conditions have been satisfied.

“Company Stockholders’ Meeting” is defined in Section 5.4(a).

“Company Stock Issuance Rights” is defined in Section 3.3.

“Company Stock Options” is defined in Section 2.9(a).

“Company Warrants” is defined in Section 2.9(b).

“Confidentiality Agreement” means the Confidentiality Agreement dated January 5, 2004 between the Company and the Purchaser.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” is defined in Section 2.7.

“D&O Insurance” is defined in Section 5.9(b).

“Effective Date” is defined in Section 2.2.

“Effective Time” is defined in Section 2.2.

“Employee” means any present or former director, employee or consultant of the Company or its Subsidiaries.

“End Date” is defined in Section 9.1(b).

“Environmental Claim” means any written notice, claim, demand, action, suit, complaint, proceeding, request for information or other communication by (i) any Governmental Authority or (ii) any lessor of any leased property, in either case alleging liability or potential liability (including liability or potential liability or investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) of the Company or any of its Subsidiaries arising out of, based on or resulting from any violation or alleged violation of Environmental Laws or the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location currently or previously owned, leased or operated by the Company or any of its Subsidiaries.

“Environmental Laws” means any and all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and other laws relating to contamination, pollution or protection of the environment, including laws relating to the use, treatment, storage, release, disposal or transportation of Hazardous Materials.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries to conduct their operations and businesses.

“ERISA” means the Employee Retirement Security Act of 1974, as amended, and, as the context requires, any rules or regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company, or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” is defined in Section 2.8(a).

“Exchange Fund” is defined in Section 2.8(b).

“Excluded Shares” is defined in Section 2.6(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” means any federal, state or local government or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, or any quasi-governmental or private body exercising any regulatory, taxing, inspecting or other governmental authority.

“Hazardous Materials” means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants and contaminants regulated pursuant to or forming the basis of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument, and any guarantees or keep-well obligations or other contingent obligations in respect thereof, (ii) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, but excluding leases of capital equipment entered into in the ordinary course of business not deemed material under GAAP in the Company’s financial statements, in each case consistent with past practice, (iii) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (iv) all obligations or extensions of credit whether secured or unsecured, absolute or contingent, (v) unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Company, (vi) all obligations representing the deferred purchase price of property, (vii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Company, whether or not the obligations secured thereby shall have been assumed, (viii) all obligations under synthetic leases, and (ix) all guarantees with respect to indebtedness of others.

“Indemnified Parties” is defined in Section 5.9(a).

“Intellectual Property” is defined in Section 3.16(a).

“Knowledge” means the actual knowledge of any of Jay Losi, Steve Muellner, Petar Katurich and Paula Coffman, after reasonable inquiry of those managerial employees of the Company whom such executive officers reasonably believe would have knowledge of the matters presented.

“Leased Real Property” is defined in Section 3.13(b).

“Legal Prohibition” is defined in Section 9.1(b)(ii).

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority (including judicial decisions applying common law or interpreting any other Legal Requirement) applicable to a Person, its business or its operations.

“Licenses” is defined in Section 3.9(a).

“Liens” means any, with respect to any property or asset, mortgage, easement, lien, pledge (including any negative pledge), security interest or other encumbrance of any nature whatsoever in respect of such property or asset.

“Material Adverse Effect” means any changes, effects or circumstances, taken as a whole, that:

(i) are materially adverse to the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; or

(ii) impair the validity or enforceability of this Agreement against the Company or materially adversely affect or delay the Company’s ability to consummate the Merger and other transactions contemplated hereby or perform its obligations under this Agreement;

provided, however, that the term “Material Adverse Effect” shall not include any change, effect or circumstance arising from:

(A)	general economic, market or political conditions or changes generally applicable to the industries and markets in which the Company operates so long as the Company is not disproportionately affected;

(B)	changes generally applicable to the financial or securities markets;

(C)	any change in GAAP; or

(D)	the announcement of the execution of this Agreement or the prospective consummation of the transactions contemplated by this Agreement, provided the party claiming this exemption shall bear the burden of demonstrating the cause of such change, effect or circumstance.

“Material Contracts” is defined in Section 3.18.

“Maximum Premium Amount” is defined in Section 5.9(b).

“Merger” is defined in the Recitals to this Agreement.

“Merger Consideration” is defined in Section 2.6(b).

“Merger Sub” is defined in the first paragraph of this Agreement.

“Parties” is defined in the first paragraph of this Agreement.

“Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions on the use of the Real Property (provided that such liens and restrictions were incurred either prior to the time the Company or any of its Subsidiaries acquired an interest in the Real Property or in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially interfere with the use of such Real Property or the Company’s or its Subsidiaries’ operation of their respective business as currently operated), (ii) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or deposits or cash or United States government bonds to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred or made in the ordinary course of business consistent with past practice, (iii) liens imposed by law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (iv) liens for Taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (v) liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company or any of its Subsidiaries in the ordinary course of its business, (vi) liens set forth on Schedule 3.4 from the existing Indebtedness of the Company or its Subsidiaries, in each case as security for such Indebtedness.

“Person” means a natural person, corporation, partnership, limited partnership, limited liability company, trust or unincorporated organization or similar entity, or a Governmental Authority.

“Preferred Stock” is defined in Section 3.3(a).

“Proxy Statement” means the proxy (or information) statement to be distributed to the stockholders of the Company in connection with the Merger and the related transactions contemplated by this Agreement, including any preliminary proxy (or information) statement, definitive proxy (or information) statement or supplement or amendment thereto, in each case filed with the SEC in accordance with the terms and provisions of this Agreement.

“Purchaser” is defined in the first paragraph of this Agreement.

“Representatives” is defined in Section 5.5(a).

“Restraint” is defined in Section 7.6.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” means with respect to any Person, another Person (i) of which greater than fifty percent (50%) of the capital stock, voting securities, other ownership or equity interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, greater than fifty percent (50%) of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner or similar controlling member.

“Superior Proposal” is defined in Section 5.5(a).

“Surviving Corporation” is defined in Section 2.1.

“Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, personal holding company, accumulated earnings, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, (ii) interest, penalties, fines, or additions to tax or additional amounts with respect to any item described in clause (i) or this clause (ii), and (iii) liability in respect of any items described in clauses (i) or (ii) payable as a successor, by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Tax Return” means any return, report, information return or other document (including any related or supporting information, any schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, foreign, state or local taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

“Termination Date” is defined in Section 9.1.

“Termination Fee” is defined in Section 9.3(b).

“Third Party” is defined in Section 5.5(a).

ARTICLE II

THE MERGER

Section 2.1 The Merger

Upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). Upon the consummation of the Merger on the terms and conditions of this Agreement, the Surviving Corporation shall succeed to all the rights, assets, liabilities and obligations of the Company and Merger Sub in accordance with the provisions of the DGCL.

Section 2.2 Consummation of Merger

At the Closing, the Parties shall cause the Merger to be consummated by duly filing with the Secretary of State of Delaware a properly executed certificate of merger in accordance with the provisions of the DGCL. Such certificate of merger shall be referred to herein as the “Certificate of Merger.” In accordance with the DGCL and the terms of the Certificate of Merger, the Merger shall be effective at the time and date which is the date and time of the filing of the Certificate of Merger with the Secretary of State of Delaware or such other time and date as the Purchaser and the Company may agree and as shall be specified in the Certificate of Merger (such time and date being hereinafter referred to respectively as the “Effective Time” and the “Effective Date”).

Section 2.3 Effect of Merger

The Merger shall have the effects set forth in this Article II and in Section 259 of the DGCL.

Section 2.4 Certificate of Incorporation and Bylaws

The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation at the Effective Time and until amended in accordance with its terms and as provided by law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and the terms of the certificate of incorporation of the Surviving Corporation and as provided by law.

Section 2.5 Directors and Officers

From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time. Such persons shall serve as directors or hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

Section 2.6 Effect on the Shares

As of the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of common stock of Merger Sub:

(a) Cancellation and Conversion of Certain Stock. Each share of Company Common Stock that immediately prior to the Effective Time is held by the Company or any of its wholly owned Subsidiaries, as treasury stock or otherwise, or by the Purchaser or any of its wholly owned Subsidiaries (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(b) Conversion of Common Stock. Subject to Section 2.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be converted into the right to receive $7.60 in cash payable to the holder thereof, without interest (the “Merger Consideration”), less any required withholding taxes.

(c) Cancellation and Retirement of the Company Common Stock. As of the Effective Time, all issued and outstanding shares of Company Common Stock (other than Dissenting Shares, which shall be treated in accordance with Section 2.7, and Excluded Shares, which shall be canceled in accordance with Section 2.6(a)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (each a “Company Certificate”) previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Company Certificate in accordance with Section 2.8, the Merger Consideration into which the shares of Company Common Stock represented by such Company Certificate have been converted pursuant to this Section 2.6.

(d) Conversion of Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Effective Time.

Section 2.7 Dissenting Shares

Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted in favor of the adoption of this Agreement and approval of the Merger or consented thereto in writing and who have properly exercised their right to dissent from the Merger in accordance with, and shall have complied with all other applicable requirements of, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, but instead shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the DGCL, less any required withholding taxes; provided, however, that any Dissenting Shares held by a holder who shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Section 262 of the DGCL shall thereupon be deemed to have been converted into the right to receive the Merger Consideration, without interest thereon and less any required withholding taxes, and shall no longer be considered Dissenting Shares. Any holder of Dissenting Shares who becomes entitled to payment for such holder’s Company Common Stock pursuant to Section 262 of the DGCL shall receive payment therefor only from the Surviving Corporation. The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of shares, and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Purchaser or as may otherwise be required by applicable law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.8 Exchange of Certificates

(a) Exchange Agent. Prior to the Closing Date, the Purchaser shall appoint a bank or trust company (reasonably acceptable to the Company) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.

(b) Exchange Fund. At the Effective Time, the Purchaser will make available to the Exchange Agent cash in an amount and at times necessary to pay the Merger Consideration (the “Exchange Fund”) due upon the surrender of the Company Certificates. If at any time after the Effective Time, the Exchange Fund is insufficient to pay the Merger Consideration, then Purchaser shall immediately deposit cash in an amount equal to such deficiency. The Exchange Fund shall not be used for any purpose other than the payment of the Merger Consideration and stockholders of the Company shall not be entitled to receive interest on any funds in the Exchange Fund.

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Purchaser and the Surviving Corporation will cause the Exchange Agent to send to each holder of record of the Company Certificates whose shares were converted pursuant to Section 2.6 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser and the Surviving Corporation and the Exchange Agent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange a check in the amount (after giving effect to any required tax withholding) of the Merger Consideration that the holder is entitled to receive under Section 2.6, and the Company Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued with respect to any Merger Consideration deliverable upon due surrender of the Company Certificates. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a transferee if, and only if, the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Company Certificate (other than the Company Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Company Certificate pursuant to this Article II. In the case of the Company Certificates representing Dissenting Shares, each Company Certificate representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the DGCL.

(d) No Further Ownership Rights in the Company Common Stock; Transfer Books. The payment of the Merger Consideration upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and made in full satisfaction of all rights pertaining to such shares of the Company Common Stock, and following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock that were outstanding immediately prior to the Effective Time and the stock transfer books shall be closed at the Effective Time. If, after the Effective Time, the Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8, subject to applicable law in the case of the Company Certificates representing Dissenting Shares. From and after the Effective Time, holders of the Company Certificates shall cease to have any rights as stockholders of the Company, except as provided by law.

(e) Lost, Stolen or Destroyed Certificates. If any Company Certificates shall have been lost, stolen or destroyed, then payment shall be made in accordance with this Section 2.8 in exchange for such lost, stolen or destroyed the Company Certificates, upon the delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and an indemnity in form reasonably satisfactory to the Purchaser (and, if required by the Purchaser, the posting by such Person of a bond, in such reasonable amount as the Purchaser may direct, as an indemnity) against any claim that may be made against the Exchange Agent or the Purchaser or otherwise with respect to such Company Certificate.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Section 2.8 that remains undistributed to holders of the Company Certificates for six (6) months after the Effective Time shall be delivered by the Exchange Agent to the Purchaser, upon demand, and any holders of the Company Certificates who have not theretofore complied with this Section 2.8 shall thereafter only look to the Purchaser for payment of the Merger Consideration.

(g) No Liability. Neither the Purchaser, the Company, the Surviving Corporation nor the Exchange Agent shall be liable to any Person for any stock or cash held by the Purchaser, the Surviving Corporation or the Exchange Agent for payment pursuant to this Section 2.8 properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund as directed by the Purchaser; provided that such investment shall be in (i) securities issued or directly and fully guaranteed or insured by the Unites States of America government or any agency or instrumentality thereof, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or (iii) certificates of deposit and bankers’ acceptances and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia. Any interest and other income resulting from such investments shall be paid to the Purchaser.

(i) Withholding Rights. The Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of the Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of any state, local or foreign tax law. To the extent that amounts are so withheld by the Purchaser, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of the Company Common Stock in respect of which such deduction or withholding was made by the Purchaser, the Surviving Corporation or the Exchange Agent.

Section 2.9 Stock Options; Warrants

(a) Each holder of an outstanding and unexercised stock option (the “Company Stock Options”) under the Company Option Plans, that is vested and exercisable, shall be entitled to receive at the Effective Time (i) from the Purchaser, an amount in cash (net of any applicable withholding taxes) equal to the product of (A) the number of shares of the Company Common Stock previously subject to the Company Stock Option and (B) the excess of the per share amount of cash to be paid in the Merger over the exercise price per share of the Company Common Stock previously subject to the Company Stock Option; provided, however, that any Stock Option that has an exercise price per share of the Company Common Stock that is equal to or greater than the per share amount of cash to be paid in the Merger shall be canceled in full without any payment in respect thereof; and provided, further, that at and after the Effective Time all Company Stock Options shall be canceled in full, and no Company Stock Options shall be exercisable, whether for shares of the Company Common Stock or shares of the Purchaser common stock.

(b) Each holder of an outstanding and unexercised warrant to purchase Company Common Stock (the “Company Warrants”) that is vested and exercisable, shall be entitled to receive at the Effective Time (i) from the Purchaser, an amount in cash (net of any applicable withholding taxes) equal to the product of (A) the number of shares of the Company Common Stock previously subject to the Company Warrant and (B) the excess of the per share amount of cash to be paid in the Merger over the exercise price per share of the Company Common Stock previously subject to the Company Warrant; provided, however, that any Company Warrant that has an exercise price per share of the Company Common Stock that is equal to or greater than the per share amount of cash to be paid in the Merger shall be canceled in full without any payment in respect thereof; and provided, further, that at and after the Effective Time all Company Warrants shall be canceled in full, and no Company Warrants shall be exercisable, whether for shares of the Company Common Stock or shares of the Purchaser common stock.

(c) The Company shall take all necessary actions with respect to the Company Stock Options and the Company Warrants to terminate such Company Stock Options and Company Warrants as of the Effective Time and to implement the foregoing provisions of this Section 2.9. The Board of Directors of the Company, or, if appropriate, any committee of the Board of Directors administering the Company Option Plans shall adopt such resolutions or take such actions as are necessary to implement the foregoing provisions of this Section 2.9 and carry out the terms of this Agreement.

Section 2.10 Closing

Unless the transactions herein contemplated have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 1999 Avenue of the Stars, Los Angeles, CA 90067, at 10:00 a.m., local time, on October 7, 2004, or on the second (2nd) Business Day after all of the closing conditions set forth in Articles VI, VII and VIII have been satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) (in any event, the “Closing Date”), unless otherwise provided by the mutual agreement, in writing, of the Company, the Purchaser and Merger Sub.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser and Merger Sub as follows:

Section 3.1 Organization and Qualification

(a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate powers to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws, all as amended to date of the Company, have been delivered or made available to the Purchaser. Such certificate of incorporation and bylaws are in full force and effect as of the date hereof and no other organizational documents are applicable to or binding upon the Company.

(b) Other than its two wholly-owned Subsidiaries—Oketa Limited, a Hong Kong corporation (“Oketa”), and Static Snowboards, Inc., a Delaware corporation (“Static”)—both of which are inactive, the Company does not have any Subsidiaries. Except as set forth in Schedule 3.1(b), Oketa and Static do not have any assets or liabilities.

Section 3.2 Authorization

The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to obtaining the Company Stockholders’ Approval with respect to the Merger, to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transaction so contemplated (other than, with respect to the Merger, obtaining the Company Stockholders’ Approval). This Agreement constitutes the legally valid and binding agreement of the Company (assuming due authorization, execution and delivery of this Agreement by the Purchaser and Merger Sub), enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

Section 3.3 Capitalization and Share Ownership

As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value (the “Preferred Stock”), of which no shares are designated or issued and outstanding. As of the date hereof, (A) 4,628,771 shares of Company Common Stock (excluding shares held by the Company or any of its Subsidiaries, as treasury stock or otherwise) were issued and outstanding, (B) 1,440,965 shares of Company Common Stock were held by the Company and its Subsidiaries, as treasury stock or otherwise, (C) no shares of Preferred Stock were issued and outstanding, (D) 452,000 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options and (E) 700,000 shares of Company Common Stock were reserved for issuance pursuant to Company Warrants. All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive rights. All of the shares of the Company Common Stock which may be issued pursuant to the Company Stock Options and Company Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Schedule 3.3 contains a true and complete list, as of date hereof, of all outstanding options to purchase Company Common Stock granted under the Company Option Plans, and all other options, warrants or rights to purchase or receive Company Common Stock granted by the Company or any of its Subsidiaries (collectively, the “Company Stock Issuance Rights”), the number of shares subject to such Company Stock Issuance Right, the grant dates and exercise prices of each such Company Stock Issuance Right and the names of the holders thereof. There are no outstanding stock appreciation rights or other rights that are linked to the price of the Company Common Stock granted under any Company Option Plan or otherwise, whether or not granted in tandem with a related Company Stock Option. Other than as set forth on Schedule 3.3, there are no options, warrants or other rights to acquire capital stock, or other equity or voting interests in the Company or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in the Company. Except as set forth on Schedule 3.3, each of the outstanding shares of capital stock of, or other equity or voting interest in, the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company, free and clear of all Liens, other than Permitted Liens. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries and, as of the date hereof, no irrevocable proxies have been granted with respect to the shares of the Company Common Stock or equity of Subsidiaries of the Company. Other than (i) rights of lessors under capital and real property leases and commitments for sales of assets in the ordinary course of business consistent with past practice or (ii) as set forth on Schedule 3.3, no Person has any right to acquire any interest in the business or assets of the Company or any of its Subsidiaries (including any right of first refusal or similar right), other than pursuant to this Agreement or pursuant to rights of condemnation or eminent domain afforded by law. No shares of the Company Common Stock are owned by any Subsidiary of the Company.

Section 3.4 Indebtedness

Schedule 3.4 hereto sets forth all of the agreements or instruments pursuant to which any of the Indebtedness (other than clause (iv) of the definition of Indebtedness) of the Company and its Subsidiaries is outstanding, together with the amount outstanding thereunder, in each case as of the date hereof. Other than as set forth on Schedule 3.4, as of the date hereof and as of immediately prior to the Effective Time, there is no default or event of default under any such agreement or instrument, and no event has occurred, which, with notice or lapse of time or both, would be a default or event of default under any such agreement or instrument, with such exceptions as would not reasonably be expected to be material, individually or in the aggregate. Complete and correct copies of each such agreement or instrument set forth on Schedule 3.4 have been delivered or made available to the Purchaser prior to the date hereof.

Section 3.5 Governmental Authorization; Noncontravention

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) such other consents, approvals, authorizations and notifications as are set forth on Schedule 3.5(a), (v) notification to NASDAQ, and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.5(a), contravene, conflict with or result in a violation or breach in any material respect of any provision of any applicable material Legal Requirement (provided that no representation or warranty is made with respect to any antitrust statute, regulation or rule as to which any consent or approval is being sought in accordance with Section 3.5(a)) applicable to the Company or by which its properties or assets are bound or affected, (iii) assuming compliance with the matters referred to in Section 3.5(a), require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any material permit, certificate, approval or other similar authorization from a Governmental Authority held by, or affecting, or relating in any way to, the assets or business of, the Company or any Subsidiary of the Company, or (iv) result in the creation or imposition of any Lien, except for Permitted Liens, on any asset of the Company or any other Subsidiary of the Company.

Section 3.6 SEC Filings

(a) All required reports, prospectuses, forms, schedules, proxy statements or registration statements filed by the Company or any of its Subsidiaries with the SEC in the past three years are collectively referred to herein as the “Company SEC Reports”. A true and complete copy of each of the Company SEC Reports filed prior to the date hereof has been made available to the Purchaser prior to the date hereof. No Subsidiary of the Company is required to file any report, prospectus, form, schedule, proxy statement or registration statement with the SEC.

(b) All Company SEC Reports, as of their respective filing dates (and as of the date of any amendment to the respective Company SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(c) None of the Company SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective filing dates (with respect to filings made under the Exchange Act ) or as of the respective dates upon which such filing became effective (with respect to filings made under the Securities Act), (and, if amended or superseded prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.7 Financial Statements; Undisclosed Liabilities

(a) Company Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including any related notes and schedules) (i) as of and for the fiscal year ended July 31, 2003, included in the Company’s Form 10-K for the year then ended and (ii) as of and for the fiscal quarters ended October 31, 2003, January 31, 2004 and April 30, 2004, included in the Company’s Forms 10-Q for the quarters then ended (A) have been prepared in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein and subject to normal year end adjustments in the case of any unaudited interim financial statements) and (B) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position for the periods or as of the dates then ended.

(b) Undisclosed Liabilities. Except as set forth in the financial statements, included in the Company SEC Reports, the Company and its Subsidiaries do not have any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) immaterial liabilities or obligations not required to be disclosed on financial statements prepared in accordance with GAAP, or (iii) liabilities or obligations otherwise set forth on Schedule 3.7(b).

(c) Monthly Financial Statements. A true and complete copy of each of the Company’s unaudited monthly financial statements for the period of August 1, 2001 through June 30, 2004, has been provided to Purchaser prior to the date hereof. Such monthly financial statements have been, and the monthly financial statements provided by the Company to the Purchaser pursuant to Section 5.12 will be, prepared in good faith (A) from the books and records of the Company and its Subsidiaries and (B) except that such monthly financial statements do not include footnote disclosures as required by GAAP and are subject to (i) normal year end adjustments consistent with past practice, which adjustments shall not be material in the aggregate and (ii) changes in deferred tax (and related tax expense) amounts, in accordance with GAAP consistently applied throughout the periods covered thereby, except for changes, if any, required by GAAP.

Section 3.8 Absence of Certain Changes

Except as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof or as disclosed in Schedule 3.8, since July 31, 2003, or as otherwise expressly permitted by this Agreement, the businesses of Company and each of its Subsidiaries have been operated in the ordinary course and consistent with past practices and since such date there has not occurred:

(a) any Material Adverse Effect or any condition, event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any proceeding with respect to a merger, consolidation, liquidation or reorganization of Company or any of its Subsidiaries other than such proceedings relating to this Agreement;

(c) any declaration, payment or setting aside for payment of any dividend or other distribution by the Company or any of its Subsidiaries (except to the Company) or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or securities of the Company or any of its Subsidiaries;

(d) any amendment or change to the Company’s certificate of incorporation or bylaws;

(e) any material change by the Company to its accounting policies, practices, principles or methods for financial accounting or Tax purposes;

(f) any issuance or grant by the Company or any of its Subsidiaries of any rights (including stock appreciation rights, subscriptions, warrants, puts, calls, preemptive rights and options), obligation to repurchase or redeem, or any other rights, or other agreements of any kind, relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries;

(g) any split, combination or reclassification of any of the capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock or other securities of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon the exercise of Company Stock Options;

(h) any employment agreement entered into (or amended or supplemented) by the Company or any of its Subsidiaries with any employee, or the grant of any increase in compensation (including employee benefits) of any Employee of the Company or any of its Subsidiaries, except for increases (A) in salary in the ordinary course of business and consistent with past practice, or (B) as required by any employment or other agreement, policy or plan in effect as of July 31, 2003;

(i) any changes in the Company’s severance policy, any severance agreement entered into with, or any amendment to, or modification of, any severance agreement of any director or officer;

(j) any Indebtedness incurred by the Company or any of its Subsidiaries, or any loans made or agreed to be made by or to the Company or any of its Subsidiaries, other than in the ordinary course of business and consistent with past practice;

(k) any acquisition of any capital stock or other ownership interest in any other Person;

(l) any loan made by the Company or any of its Subsidiaries to any officer or director of the Company or any of its Subsidiaries;

(m) any amendment to, or modification of, any Company Stock Option or any adoption of, or amendment to, any Company Option Plan, except as contemplated in this Agreement;

(n) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(o) any material tax election inconsistent with past practice, any settlement or compromise of any material tax liability, applied for any rulings relating to Taxes or filed any amended Tax Returns;

(p) any material revaluation by the Company or any of its Subsidiaries of any material assets of the Company or any of its Subsidiaries;

(q) any entry by the Company or any of its Subsidiaries into, or any amendment of ) any collective bargaining agreement (or any memorandum of understanding or other modification of any collective bargaining agreement);

(r) any agreement by the Company or any of its Subsidiaries to take any of the actions described in the foregoing.

Section 3.9 Licenses

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries, as applicable, holds all licenses, permits, certificates, approvals or other similar authorizations of all Governmental Authorities necessary for such entity to own, lease or operate its properties and assets and to conduct its business as presently conducted (the “Licenses”), (ii) each of the Licenses is valid and in full force and effect, (iii) none of the Governmental Authorities that has issued any License has notified the Company or any of its Subsidiaries (A) of its intent to modify, revoke, terminate or fail to renew any such License, now or in the future, or (B) that the Company or any of its Subsidiaries is in violation of the terms of any such License and no action has been threatened with respect thereto and (iv) there is not pending any proceeding, application, petition, objection or other pleading with any Governmental Authority that questions the validity of any of the Licenses or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any of the Licenses.

Section 3.10 Litigation; Compliance with Laws

(a) Litigation. (i) There is no suit, claim, Action, proceeding (at law or in equity) or investigation pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any of their respective properties or rights before or by any arbitrator, court or other Governmental Authority, and (ii) neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority or other arbitrator that, in any such case described in clauses (i) and (ii), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.10(a) identifies all pending litigation to which the Company is a party, and all material (or which would reasonably be expected to become material) proceedings or investigations by a Governmental Authority which, to the Company’s Knowledge, are pending against the Company, as of the date hereof and all resolved (by settlement or court order) litigation for the past three years in which the Company or any of its Subsidiaries is or was a party.

(b) Compliance. Except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof and as of immediately prior to the Effective Time, the Company and its Subsidiaries are in compliance with all Legal Requirements applicable to them or their respective businesses or operations and have not received notification of any asserted present or past failure to so comply.

Schedule 3.10(b) identifies any notifications received by the Company during the past three years of any asserted present or past failure to comply with any Legal Requirements.

Section 3.11 Employment Matters

(a) There is no charge pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging, with respect to any employee or employees of the Company or any of its Subsidiaries, any violation of any statute or regulation relating to employment and employment practices, or any violation of any collective bargaining agreement, any unlawful discrimination in employment practices or any unfair labor practices before any court, agency or other judicial or arbitral body, except for any such violations that would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.11(a)(i) identifies as of the date hereof any such pending charges, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any charges with respect to workers compensation claims. Schedule 3.11(a)(ii) sets forth the Company’s loss run report as of July 16, 2004 for Crum & Forster Insurance and as of October 25, 2003, 2002 and 2001 for State Fund with respect to workers compensation claims as provided by the Company’s current and previous insurer, and, to the Company’s Knowledge, such report is not missing any claims.

(b) There have been no labor strikes in the past three years and, to the Knowledge of the Company, there are no pending or threatened union organizing efforts, labor strikes, disputes, slow-downs or work stoppages actually pending or threatened against the Company or any of its Subsidiaries.

(c) No employees of the Company or any of its Subsidiaries are covered by any collective bargaining agreement with respect to their employment with the Company or any of its Subsidiaries, and no collective bargaining agreement or other labor union agreement for employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries is currently being negotiated or pending negotiation by the Company or any of its Subsidiaries.

(d) There has been no concerted work stoppage with respect to the business activities of the Company or any of its Subsidiaries during the last three years.

(e) To the Knowledge of the Company, there is no complaint against the Company or any of its Subsidiaries issued by or pending before the National Labor Relations Board.

Section 3.12 Tax Matters

(a) Except as disclosed in Schedule 3.12(a), (i) the Company and each of its Subsidiaries has timely filed all income and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) the Company and each of its Subsidiaries has timely paid (and the Company has made adequate reserves therefor in its financial statements included in the Company SEC Reports) all Taxes which are due and payable pursuant to such Tax Returns and (iii) the Company has made due and sufficient accruals in the financial statements in accordance with GAAP in the latest Company SEC Reports for all Taxes of the Company or any of its Subsidiaries with respect to any taxable period, or portion thereof, ending on or prior to the date of the latest Company SEC Reports for which Tax Returns have not yet been filed, or for which Taxes have been accrued but are not yet due and owing. The Company and each of its Subsidiaries has withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid and owing to any employee.

(b) Except as disclosed in Schedule 3.12(b), (i) neither the Company nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment from any Governmental Authority and (ii) as of the date hereof there are no audits, examinations, requests for information or other administrative proceedings pending with respect to the Company or any of its Subsidiaries and adequate provision for Taxes with respect to the audits, examinations or other proceedings set forth on Schedule 3.12(b) has been made and reflected on the financial statements in the Company SEC Reports. There are no (i) outstanding agreements or waivers by or with respect to the Company or any of its Subsidiaries that extend the statutory period of limitations applicable to any federal, state or local Tax Returns or Taxes for any period and (ii) Liens for Taxes on the assets of the Company or its Subsidiaries, except for Liens for Taxes not yet due. Neither the Company nor any of its Subsidiaries (i) has entered into any closing agreements or other agreements with any Governmental Authority relating to the payment of Taxes by such Party, (ii) is liable for any unpaid Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, or (iii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of (A) any change in method of accounting under section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (B) material deferred intercompany gains or any material excess loss accounts, or (C) installment sale or open transaction dispositions made on or prior to the Closing. There will be no Tax allocation or Tax sharing agreement in effect on the Effective Date under which the Company or any of its Subsidiaries may be liable.

(c) The Company is not, and has not been at any time during the five year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 3.13 Real Property

(a) None of the Company or its Subsidiaries owns any real property.

(b) Schedule 3.13(b) lists each real property that is leased by the Company or its Subsidiary (the “Leased Real Property”). Except as disclosed in Schedule 3.13(b), each of the Company and its Subsidiaries hold good and valid leasehold interests in the Leased Real Property free and clear of all Liens, other than Permitted Liens or Liens encumbering the lessor’s interest in the Leased Real Property incurred by the lessor. Each of the leases under which the Leased

Real Property is held (A) is in full force and effect in all material respects, and (B) is enforceable against the Company or its Subsidiary and, to the Knowledge of the Company, against the other party or parties thereto, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles. To the Knowledge of the Company, as of the date hereof no material default exists under any lease under which the Leased Real Property is held to which the Company or any of its Subsidiaries is a party and no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default. Complete and correct copies of each lease under which the Leased Real Property is held have been delivered or made available to the Purchaser prior to the date hereof. Except as set forth on Schedule 3.13(b), as of the date hereof, there are no existing, or to the Knowledge of the Company, any threatened or pending condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Leased Real Property or any portion thereof.

Section 3.14 Environmental Matters

Except as disclosed in Schedule 3.14, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and its Subsidiaries, to the Knowledge of the Company, are and have been (except for such failures as have been remedied) in compliance with all Environmental Permits, and the Company and its Subsidiaries are otherwise in compliance with all Environmental Laws;

(b) Neither the Company nor any of its Subsidiaries has received any Environmental Claim that has not been fully resolved and, to the Knowledge of the Company, there are no threatened Environmental Claims against the Company or any of its Subsidiaries; and

(c) Neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or, to the Knowledge of the Company, to investigation, cleanup, remediation or removal of Hazardous Materials under any Environmental Law.

(d) There is no investigation, suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under any Environmental Law. The Company and its Subsidiaries have not received any notice of noncompliance with any Environmental Law.

(e) The Company has made available to Purchaser copies of all environmentally related audits, studies, reports, analyses and results of investigations performed in the past three years with respect to currently or previously owned, leased or operated properties that were performed by the Company, performed at the Company’s request or are otherwise in the Company’s possession.

Section 3.15 Insurance

The material assets and the business operations of the Company and each of its Subsidiaries are insured against claims, losses or damages in amounts that are (i) sufficient to satisfy the insurance coverage requirements of any applicable Legal Requirements and (ii) consistent with the Company’s past practices. All such material policies are in full force and effect. The Company has made available to the Purchaser prior to the date hereof copies of all such material insurance policies, each of which is set forth on Schedule 3.15.

Section 3.16 Intellectual Property

(a) To the Knowledge of the Company, the Company and its Subsidiaries own, license or have valid rights to use all patents, registered and unregistered material trademarks, service marks and trade names, domain names, registered copyrights, technology, know-how and processes, together with all rights, priorities and privileges relating, whether arising under United States, multinational or foreign laws or otherwise and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom that are material and necessary to, and currently used in, the business of the Company and its Subsidiaries (collectively, the “Intellectual Property”). The Company and its Subsidiaries own, license or have valid rights to use the Intellectual Property listed on Schedule 3.16(a).

(b) Schedule 3.16(b) sets forth all material registered patents, material registered trademarks or service marks and material registered copyrights, and material pending applications for any of the foregoing, owned or licensed by the Company and its Subsidiaries.

(c) The Intellectual Property owned by the Company and its Subsidiaries is owned free and clear of all Liens, other than Permitted Liens.

(d) To the Knowledge of the Company, there is no material unauthorized use, improper disclosure, infringement or misappropriation of any material trademark owned by the Company or any of its Subsidiaries, or any material trademark held by any third party pursuant to a license from the Company or any of its Subsidiaries.

(e) To the Knowledge of the Company, all registrations for material patents, material trademarks, material service marks and material copyrights owned by the Company and its Subsidiaries are unexpired and subsisting. As of the date of this Agreement, to the Knowledge of the Company, the conduct of the business as currently conducted does not constitute an infringement or misappropriation in any material respect of any Intellectual Property of any third party. Except as set forth on Schedule 3.16(e), as of the date of this Agreement, no actions are pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries alleging the material Intellectual Property used in the business in any respect infringes or misappropriates any third party or any third party’s Intellectual Property rights, or challenging the Company’s or its Subsidiaries’ ownership of, or the enforceability or validity of the material Intellectual Property currently used in the business.

Section 3.17 Employee Benefits

Schedule 3.17 contains a true and complete list of each Benefit Plan. The Company has provided to the Purchaser a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy and a list of persons participating in such arrangement. As to each Benefit Plan that is not in writing, the Company has provided to the Purchaser a written description of such Benefit Plan. Furthermore, as to each Benefit Plan, the Company has provided to the Purchaser a copy of each of the following documents to the extent applicable to such Benefit Plan: (i) the most recent determination letter from the IRS or any pending determination letter application with respect thereto, (ii) the most recent summary plan description and all subsequent summaries of material modifications, and (iii) .the most recent annual report on Form 5500 required to be filed with the IRS with respect to such Benefit Plan. Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and in full compliance, in form and operation, with all applicable laws (including but not limited to ERISA), except for such non-compliance as would not reasonable by expected to have a Material Adverse Effect. As to each Benefit Plan intended to be qualified under Section 401(a) of the Code, the Company has obtained a determination letter from the IRS that the Benefit Plan is so qualified and, to the Knowledge of the Company, such determination has not been revoked and nothing has occurred which reasonably would affect the qualified status of such Benefit Plan. Neither the Company nor any of its ERISA Affiliates maintains or contributes to, nor have they ever maintained or contributed to, any Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code or any Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA. There are no pending or, to the Knowledge of the Company, anticipated or threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits). All payments due from the Company from the past three (3) years to date with respect to each of the Benefit Plans have been made, except for any payments in an amount not exceeding $10,000 in the aggregate.

Section 3.18 Material Contracts

Except as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof and as set forth in Schedule 3.18, neither Company nor any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any agreement, contract or commitment that would be such a “material contract” but for the exception for contracts entered into in the ordinary course of business consistent with past practice, (ii) any non-competition agreement or any other agreement or obligation which materially limits or will materially limit the Company or any of its Subsidiaries from engaging in the business of the Company, (iii) any contracts having an aggregate value of more than $150,000, or an annual value of more than $50,000 (other than purchase orders or sale orders made in the ordinary course of business), including, without limitation, “master agreements” under which multiple purchase orders are issued, (iv) any contracts that contain a covenant restricting the ability of the Company or any of its Subsidiaries to compete in any business or with any person or in any geographic area entered into during the past 12 months, (v) any contracts with affiliates, (vi) any contracts granting any license to any material property, material asset or material right, (vii) any confidentiality, standstill or similar agreements entered into during the past 12 months, other than any such agreements entered into in connection with a possible sale of the Company, (viii) any material contract that (A) prohibits assignment, (B) prohibits assignment or transfer, including by operation of law, (C) prohibits a change of control, in each case without the consent of the other party thereto, (ix) any material contract that otherwise requires consent of or notice to a third party in the event of or with respect to the Merger, (x) all joint venture, partnership or similar agreements, (xi) any agreements pursuant to which the Company’s Indebtedness (other than clause (iv) of the definition of Indebtedness) is outstanding or may be incurred, or (xii) any pending business acquisition or disposition agreement (the contracts, agreements and commitments referred to in clauses (i) - (xii), the “Material Contracts”). Except as set forth on Schedule 3.18, (A) each of the Material Contracts is valid and in full force and effect in all material respects and (B) neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any such Material Contracts. To the Knowledge of the Company, no counterparty to any such Material Contracts has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default or other breach under the provisions of, such contracts, agreements and commitments, except for defaults or breaches which would not reasonably be expected to be material, individually or in the aggregate. Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions which are not material to the business of the Company. The Company has delivered or made available to the Purchaser a copy of each Material Contract prior to the date hereof. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty has waived or failed to enforce any material rights or material benefits under any Material Contracts. To the Knowledge of the Company, there has not occurred any event giving any counterparty to any such Material Contracts any right of termination, amendment or cancellation of such Material Contract.

Section 3.19 Affiliate Transaction

Except as set forth in Schedule 3.19, benefits under the terms of any Benefit Plans or as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement, there are no contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) executive officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company (except for the provision of services on customary terms) or (iii) to the Knowledge of the Company, affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

Section 3.20 Board Recommendation

The Board of Directors of the Company, at a meeting duly called, has unconditionally and unanimously (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and approved the Merger, (iii) subject to Section 5.5, resolved to recommend that the holders of shares of the Company Common Stock approve this Agreement and the Merger, and (iv) subject to Section 5.5, directed that adoption of this Agreement and the Merger be submitted to the Company’s stockholders (collectively, the “Company Board Recommendation”).

Section 3.21 Antitakeover Statutes

Prior to the date hereof, the Board of Directors of the Company has approved the Merger and such action represents the only action necessary to exempt the Merger and this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other antitakeover or similar federal, state or local statute or regulation applies or purports to apply to this Agreement, or any of the transactions contemplated hereby.

Section 3.22 Opinion of Financial Advisor

The Company has received the opinion of Barrington Associates to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company is fair to such stockholders from a financial point of view. An executed copy of such opinion has been delivered to the Purchaser.

Section 3.23 Finders and Brokers

No broker, finder or investment banker, financial advisor or other Person, other than Barrington Associates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has provided the Purchaser with copies of all agreements under which any fees are payable to Barrington Associates and all indemnification and other agreements related to the engagement of Barrington Associates.

Section 3.24 Vote Required

The vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holder of any class or series of capital stock of the Company or any of its Subsidiaries necessary to approve the Merger and the transactions contemplated herein.

Section 3.25 Condition and Sufficiency of Assets

The Company and each of its Subsidiaries own and have good title, or valid leasehold interests, to the property and equipment reflected in the most recent balance sheet of the Company referred to in Section 3.7(a) (the “Fixed Assets”), free and clear of all Liens other than Permitted Liens. All of the Fixed Assets are in good operating condition and repair, subject to normal wear and tear, and are usable in the ordinary course of the business of the Company. The Fixed Assets (including leased fixed assets) of the Company constitute all of the fixed assets used in the business of the Company and are sufficient to conduct the business of the Company from and after the Effective Time without interruption and in the ordinary course of business as currently conducted. No Person other than the Company or any of its Subsidiaries owns any rights or interests in any of the Fixed Assets of the Company, other than as set forth on Schedule 3.25.

Section 3.26 Customers and Suppliers

(a) Schedule 3.26 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal years ended July 31, 2004 and July 31, 2003, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period.

(b) Except as set forth in Schedule 3.26, since December 31, 2003, (i) no customer or supplier listed on Schedule 3.26 has terminated its relationship with the Company or any of its Subsidiaries, or as of the date hereof, has reduced the volume of its purchases from the Company or any of its Subsidiaries which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, and (ii) to the Knowledge of the Company, no such customer or supplier has notified the Company or its Subsidiaries that it intends to terminate its business with the Company or any of its Subsidiaries, or, as of the date hereof, to materially reduce the volume of its purchases from the Company or any of its Subsidiaries.

Section 3.27 Restraint

The Company is not aware of any facts or circumstances that would cause any Governmental Authority or any third party to bring a suit, action or proceeding seeking a Restraint.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER

SUB

The Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification

Each of the Purchaser and Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently conducted, other than such exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger

Sub’s ability to consummate the transactions contemplated by this Agreement. Each of the Purchaser and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, with such exceptions as would not reasonably be expected to have a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. Complete and correct copies of each of the Purchaser’s and Merger Sub’s certificates of incorporation and bylaws, all as amended to date, have been delivered or made available to the Company. Such certificates of incorporation and bylaws are in full force and effect as of the date hereof.

Section 4.2 Authorization

Each of the Purchaser and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations under this Agreement to which it is a party and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by each of the Purchaser and Merger Sub. This Agreement constitutes the legally valid and binding agreement of each of the Purchaser and Merger Sub, as the case may be (assuming due authorization, execution and delivery of this Agreement by the Company), enforceable against each of the Purchaser and Merger Sub in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

Section 4.3 Capitalization and Share Ownership

The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 1,000 shares of which are duly authorized, validly issued and outstanding, fully paid, nonassessable and owned by the Purchaser free and clear of all Liens. No class of capital stock of Merger Sub is subject to preemptive (or similar) rights. Merger Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations solely as contemplated hereby. Except as described in the first sentence of this Section 4.3, Merger Sub has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock). Except for this Agreement, there are no options, warrants or other rights to acquire capital stock or other equity or voting interests in Merger Sub or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in Merger Sub. Except for this Agreement, no Person has any right to acquire any interest in the business or assets of Merger Sub (including any rights of first refusal or similar right).

Section 4.4 Governmental Authorization; Noncontravention

(a) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby requires no consent, approval, authorization or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) such other consents, approvals, authorizations and notifications as are set forth on Schedule 4.4(a), and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of either the Purchaser or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.4(a), contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement (provided that no representation or warranty is made with respect to any antitrust statue, regulation or rule as to which any consent or approval is being sought in accordance with Section 4.4(a)) applicable to the Purchaser or Merger Sub or by which its or any of their respective properties or assets are bound or affected, and (iii) assuming compliance with the matters referred to in Section 4.4(a), require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Purchaser or Merger Sub is entitled under (A) any provision of any agreement or other instrument binding upon the Purchaser or Merger Sub or (B) any license, permit, certificate, approval or other similar authorization held by, or affecting, or relating in any way to, the assets or business of the Purchaser or Merger Sub, other than such exceptions in the case of clauses (ii) and (iii) as would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5 Litigation

(i) There is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the Purchaser’s knowledge, threatened against the Purchaser or Merger Sub or any of their respective properties or rights before or by any arbitrator, court or other Governmental Authority, and (ii) neither the Purchaser nor Merger Sub is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority or other arbitrator that, in any such case described in clauses (i) and (ii), would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. As of the date hereof, there are no suits, claims, actions, proceedings (at law or in equity) or investigations pending or, to the Purchaser’s knowledge, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 4.6 Ownership of Company Common Stock

Neither the Purchaser nor Merger Sub beneficially own, directly or indirectly, any shares of Company Common Stock or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

Section 4.7 [Intentionally Deleted]

Section 4.8 Financing

As of the date hereof, the Purchaser has delivered to the Company one or more commitment letters (each, a “Commitment Letter” and collectively, the “Commitment”) for an aggregate amount of funding that, together with the cash of the Company the Purchaser reasonably expects to be available at the Closing based upon information that has been provided by the Company to the Purchaser and the other funds the Purchaser reasonably expects to be available at the Closing from the operations and capital resources of the Purchaser, is adequate to pay the Merger Consideration and which the Purchaser reasonably believes is adequate to pay all related fees and expenses. The representations and warranties made by the Purchaser and/or Merger Sub in each Commitment Letter are true and correct as of the dates of such respective Commitment Letters as made therein.

Section 4.9 Restraint

Purchaser is not aware of any facts or circumstances that would cause any Governmental Authority or any third party to bring a suit, action or proceeding seeking a Restraint.

ARTICLE V

PRE-CLOSING COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.1 Conduct of Business

(a) During the period from the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement or with the prior written consent of the Purchaser, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice, use their respective commercially reasonable efforts to preserve intact their present business organizations, lines of business, rights and franchises and preserve their relationships with customers, suppliers, Employees and others having business dealings with them and comply with all applicable Legal Requirements in all material respects. Without limiting the generality of the foregoing, except as specifically contemplated or permitted by this Agreement or as set forth in Schedule 5.1 hereto, or unless the Purchaser expressly consents in writing in advance, the Company agrees that it will not, and will cause each of its Subsidiaries not to:

(i) enter into any Material Contract, or amend any Material Contract, to which the Company or any of its Subsidiaries is a party or by which any such Person or its assets is bound, except in the ordinary course of business consistent with past practice, or enter into or amend any contract which if so entered into or amended could be reasonably expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement, other than as permitted under Section 5.5;

(ii) sell, lease, license, mortgage, encumber or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any assets of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practices;

(iii) amend or propose to amend its certificate of incorporation or bylaws;

(iv) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of its or its Subsidiaries’ capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Company or any of its Subsidiaries, except for (A) dividends paid by any Subsidiary that is, directly or indirectly, wholly owned by the Company and (B) stock issuances made in connection with the exercise of any option under the Company Option Plans or exercise of any outstanding Company Warrants;

(v) issue, deliver, sell, encumber or otherwise dispose of or subject to a Lien, or authorize the issuance, delivery, sale, encumbrance or disposition of, or Lien on any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuance of shares of the Company Common Stock upon the exercise of the Company Stock Options outstanding as of the date hereof in accordance with their present terms and the issuance of shares of the Company Common Stock upon the exercise of the Company Warrants outstanding as of the date hereof in accordance with their present terms;

(vi) (A) increase benefits under any Benefits Plan, (B) increase funding under any Benefit Plan, except in the ordinary course of business consistent with past practice or as required by law, (C) establish, adopt, enter into, amend (other than any amendment that would result in a reduction in the costs of such Benefit Plan) or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (D) grant or agree to grant any increase in the rates of salaries or compensation payable to any Employee except in the ordinary course of business consistent with past practice (other than as required by law or pursuant to contracts in effect as of the date hereof), (E) loan any money to any Employee of the Company, or (F) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any awards made thereunder) or take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan, except for acceleration of vesting of Company Stock Options or the benefits under the Company’s 401(k) plan;

(vii) directly or indirectly acquire, merge or consolidate with, make any investment in, or make any capital contributions to, any Person (other than in or to a Subsidiary of the Company), other than in the ordinary course of business consistent with past practice;

(viii) repurchase or incur, or agree to repurchase or incur, any Indebtedness, other than Indebtedness incurred in the ordinary course of business consistent with past practice and in amounts and on terms consistent with past practices;

(ix) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof;

(x) settle or compromise any litigation, investigation, arbitration, proceeding or claim (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed the Company’s reserves on its books;

(xi) make (to the extent inconsistent with past practice) or change any material tax election, amend any income or other material Tax Return, apply for any rulings relating to Taxes or settle any material tax liability in excess of amounts reserved therefor in the latest Company SEC Reports;

(xii) except as may be required as a result of a change in law or in GAAP, change any of the accounting methods, practices, policies or principles for financial accounting or Tax purposes;

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xiv) adopt or enter into any collective bargaining agreement or other labor union contract;

(xv) make any material changes to the insurance on its and its Subsidiaries assets without the Purchaser’s prior written consent, which consent shall not be unreasonably delayed or withheld;

(xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

Tony Armand is the contact person designated by the Purchaser to administer the process pursuant to which any consent required from the Purchaser under this Section 5.1(a) would be sought. Purchaser agrees to respond to any consent requests promptly, and in any event within five (5) Business Days.

(b) The Company will consult with Purchaser prior to entering into or amending any contract that would require Purchaser’s consent under Section 5.1(a)(i).

(c) The Company and Purchaser shall not knowingly take any action that could reasonably be expected to cause any of the representations and warranties made by it to become untrue or any of the conditions to the Merger to not be satisfied. The Company and Purchaser shall promptly notify the other party if to such party’s knowledge any representation or warranty made by it should become untrue or if it fails to comply in any material respect with any covenant or condition under the Agreement.

Section 5.2 Preparation of the Proxy Statement

(a) As promptly as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. Each of the Parties shall furnish all information concerning itself and its Subsidiaries to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the applicable rules and regulations of NASDAQ, and (iv) the DGCL. The information supplied by the Company for inclusion in the definitive Proxy Statement will not, at the time of mailing of such definitive Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Purchaser or Merger Sub that is contained in or omitted from the definitive Proxy Statement.

(b) The Proxy Statement shall include the Company Board Recommendation, except as otherwise provided in Section 5.5(c) of this Agreement.

(c) The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and advise one another of any oral comments with respect to the

Proxy Statement received from the SEC. The Parties will cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Proxy Statement.

(d) If, at any time after the mailing of the definitive Proxy Statement and prior to the Company Stockholders Meeting, any event should occur that results in the Proxy Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement, the Company and the Purchaser shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and the Company shall, as may be required by the SEC, mail to its stockholders each such amendment or supplement.

Section 5.3 Access to Information

Throughout the period prior to the earlier of the Effective Time or the Termination Date, the Company shall, and shall cause each of its Subsidiaries to, afford to the Purchaser and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to the Purchaser such information concerning the Company’s and its Subsidiaries businesses, properties, financial condition, operations and personnel as the Purchaser may from time to time reasonably request, including the status of any stockholder litigation; provided that the Company may restrict the foregoing access to the extent that any law, rule or regulation of any Governmental Authority applicable to the Company or its Subsidiaries requires that the Company or its Subsidiaries restrict access to any properties or information. Any such investigation by the Purchaser shall not affect the representations or warranties of the Company contained in this Agreement. The Purchaser will hold any information provided under this Section 5.3 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

Section 5.4 Company Stockholders’ Meeting

Whether or not the board of directors of the Company shall take any action permitted by Section 5.5(c), the Company shall establish a record date for and shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement, the Merger and the related transactions (such meeting, the “Company Stockholders’ Meeting”); provided that if stockholders holding the requisite number of shares of Common Stock have provided their written consent to approve this Agreement, the Merger and the related transactions, then the Company shall in lieu of the Company Stockholder’s Meeting take such other action as is required to comply with applicable law concerning stockholder notice of such approval. In connection with the Company Stockholders’ Meeting, the Company, acting through its board of directors, will, subject to Section 5.5(c), (i) recommend the approval and adoption of this

Agreement, the Merger and the other transactions contemplated hereby, and (ii) otherwise comply with all Legal Requirements applicable to such meeting.

Section 5.5 No Solicitation

(a) From the date of this Agreement until the earlier of the Effective Time or the Termination Date, the Company will not, and will cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives (collectively, the “Representatives”) of the Company or any of its Subsidiaries not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage any Acquisition Proposal, or engage in any discussions or negotiations regarding an Acquisition Proposal;

(ii) disclose any non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person regarding an Acquisition Proposal; or

(iii) enter into any letter of intent, agreement in principal, acquisition agreement or similar agreement relating to an Acquisition Proposal;

provided that, prior to obtaining the Company Stockholders’ Approval, the Company may negotiate or otherwise engage in discussions with, and furnish non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person (a “Third Party”) who delivers an unsolicited written bona fide Acquisition Proposal that the board of directors of the Company determines in good faith could reasonably be expected to lead to a Superior Proposal if the board of directors of the Company determines in good faith (after consultation with the Company’s outside counsel) that the failure to take such action is reasonably likely to constitute a breach of its fiduciary duties under applicable laws; provided further that the Company can furnish non-public information to a Third Party only after giving Purchaser written notice of such determination. The Company shall provide all such information to Purchaser prior to or concurrently with the time such information is provided to the Third Party, to the extent not already provided to the Purchaser.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal from a Third Party that is for more than fifty percent (50%) of the voting power of the Company or fifty percent (50%) of the consolidated assets of the Company, and which a majority of the entire board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account the Person making the Acquisition Proposal and the likelihood and timing of consummation (including the financial, legal, regulatory and other aspects of the Acquisition Proposal deemed relevant by the board of directors of the Company in good faith), would result in a transaction that is superior from a financial point of view to the Company’s stockholders than the Merger, including any proposed alterations of the terms of this Agreement proposed by the Purchaser in response to such Superior Proposal.

(b) The Company will notify the Purchaser and Merger Sub promptly (but in no event later than three (3) Business Days) after receipt by the Company (or any of its Representatives) of (i) any Acquisition Proposal, or (ii) any communication with the Company or request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Person that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall identify the Person making, and the material terms and conditions of, any such Acquisition Proposal. The Company shall, and shall cause its Representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal.

(c) In the event that prior to obtaining the Company Stockholders’ Approval, the board of directors of the Company determines in good faith, after consultation with its financial advisor and outside counsel, that any unsolicited Acquisition Proposal constitutes a Superior Proposal, the Company may withdraw or modify the Company Board Recommendation, approve or recommend such Superior Proposal or terminate this Agreement in accordance with Section 9.1(d)(i); provided that prior to any such action, the Company shall (i) have given the Purchaser at least three (3) Business Days prior notice of the effectiveness of such action, (ii) pay to the Purchaser the fee referred to in Section 9.3(d), and (iii) negotiate in good faith with Purchaser during such three Business Day period in order to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein.

(d) Nothing contained in this Section 5.5 shall prevent the board of directors of the Company from taking and disclosing to the stockholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent required by Rule 14e-2 and Rule 14d-9 under the Exchange Act or making such disclosure to the Company stockholders as, in the good faith judgment of the board of directors of the Company (after consultation with outside counsel) is required under applicable Legal Requirements.

Section 5.6 Commercially Reasonable Efforts; Consents

Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Authority and/or any other public or private third party which is required to be obtained by such Party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement and the making or obtaining of all necessary filings and registrations with respect thereto, including filings under the HSR Act, if required (ii) the defending of any of any lawsuits or other legal proceedings before any Governmental Authority seeking to enjoin, restrain or delay the consummation of the transactions contemplated by this Agreement, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (iv) the taking of all acts necessary to cause the conditions of the Closing to be satisfied as promptly as practicable and the taking of all actions necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 5.7 Employee Benefits

(a) For a period of twelve (12) months following the Effective Time, the Purchaser shall provide, or shall require the Surviving Corporation to provide, active employees of the Surviving Corporation with employee benefits that are no less favorable in the aggregate than those provided by the Company or its Subsidiaries to such employees under the Benefit Plans as of the Effective Time; provided that in no event shall the Purchaser or the Surviving Corporation be obligated to continue, provide or otherwise take into account any Benefit Plan that relates to equity interests or that is an equity-based arrangement; and provided, further, that nothing herein shall be construed to mean that the Purchaser or the Surviving Corporation cannot amend or terminate any particular Benefit Plan or any other employee benefit, compensation or incentive plan, policy or arrangement so long as the requirements of this Section 5.7 and applicable law are otherwise satisfied. Nothing in the foregoing shall be construed to cancel or impair existing contractual obligations of the Company or its Subsidiaries to any Employee in effect at the Effective Time.

(b) With respect to any employee benefit plans of the Purchaser in which the employees of the Surviving Corporation participate subsequent to the Effective Time, the Purchaser shall, or shall cause the Surviving Corporation to (i) waive all limitations as to pre-existing condition exclusions applicable to such employees to the same extent such exclusions would have been waived under the Benefit Plans in which such employees were participating immediately prior to the Effective Time, and (ii) recognize all service of the employees of the Company or its Subsidiaries with such entity for purposes of eligibility to participate and vesting under any employee benefit plan of the Purchaser in which such employees may be eligible to participate after the Effective Time to the same extent taken into account under the Benefit Plans in which such employees participated immediately prior to the Effective Time.

(c) Nothing in this Agreement shall confer upon any Person any right to continued employment with the Purchaser or the Surviving Corporation, nor shall anything herein interfere with the right of the Purchaser or the Surviving Corporation to terminate the employment or services of any Person at any time following the Effective Date, with or without cause, or to restrict any of the Purchaser, the Surviving Corporation or any of their Affiliates in modifying any of the terms and conditions of the employment or service relationship of any Person following the Effective Date. Except as set forth in Section 5.9, nothing in this Agreement, express or implied, shall confer upon any Employee (or any of their respective beneficiaries or alternate payees) any rights or remedies under or by reason of this Agreement.

Section 5.8 Control of Other Party’s Business

Nothing contained in this Agreement shall give the Purchaser or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Purchaser’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 5.9 Directors’ and Officers’ Indemnification and Insurance

(a) The Surviving Corporation shall (i) indemnify and hold harmless all past and present directors, officers and employees (in all of their capacities) of the Company and its Subsidiaries (such Persons, the “Indemnified Parties”) (A) to the same extent such Persons are indemnified as of the date hereof by the Company pursuant to the Company’s or any Subsidiaries’ certificate of incorporation and bylaws as in existence on the date hereof to the extent permitted by law and (B) without limitation to clause (A), to the fullest extent permitted by law, for any reasonable costs or expenses (including advancing reasonable attorney’s fees and expenses to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, in each case arising out of, relating to or in connection with acts or omissions occurring or alleged to have occurred prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), so long as such Person gives the Surviving Corporation the opportunity to defend any such Action and does not effect any settlement without the Surviving Corporation’s prior written consent (such consent not to be unreasonably withheld or delayed), and (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws after the Effective Time, provision regarding the elimination of liability of directors to the fullest extent permitted by law and the indemnification of the Indemnified Parties which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of the Company.

(b) The Purchaser and the Surviving Corporation shall cause to be maintained for a period of at least six (6) years after the Effective Time coverage under the Company’s directors’ and officers’ liability insurance policies as in effect on the date hereof for acts or omissions occurring prior to the Effective Time (“D&O Insurance”); provided that (A) the Purchaser may substitute therefor policies with a reputable insurer of comparable credit quality of substantially similar coverage and amounts containing terms no less advantageous in the aggregate to the Indemnified Parties, (B) if the existing D&O Insurance expires or is canceled during such period, the Purchaser and the Surviving Corporation will use their commercially reasonable efforts to obtain substantially similar D&O Insurance from a reputable insurer of comparable credit quality, (C) in no event shall the Purchaser or the Surviving Corporation be required to expend more than 250% of the last annual premiums paid by the Company immediately prior to the Effective Time (the “Maximum Premium Amount” ) to maintain or procure D&O Insurance pursuant to this Section 5.9 and (D) if the annual premiums of such

D&O Insurance would exceed the Maximum Premium Amount, the Purchaser or the Surviving Corporation shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding the Maximum Premium Amount.

(c) The provisions of this Section 5.9 shall survive consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under any other indemnification arrangement.

(d) In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations in this Section 5.9.

(e) The Surviving Corporation shall pay all reasonable costs and expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations set forth in this Section 5.9.

Section 5.10 Public Statement and Press Releases

Each of the Parties agrees that it shall not, without the prior written consent of the other Parties, make any press release or other public statement concerning this Agreement or the transactions contemplated hereby; provided, however, that (i) the Parties shall mutually agree upon their respective initial press releases regarding the execution of this Agreement and the transactions contemplated hereby, (ii) nothing in this Section 5.10 shall be deemed to prohibit any party hereto from making any disclosure which is consistent in all material respects with the press releases issued by either Party pursuant to clause (i) or, (iii) nothing in this Section 5.10 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary in order to fulfill such Party’s disclosure obligations imposed by law, legal process or the rules of any national securities exchange or automated quotation system, so long as the disclosing Party consults with the other Parties prior to such disclosure and considers in good faith the other Parties’ considerations with respect to such disclosure.

Section 5.11 Financing

The Purchaser and Merger Sub will use their commercially reasonable efforts to obtain the funding necessary to consummate the Merger, pay the Merger Consideration and to pay related fees and expenses, and to make such funds available, or cause such funds to be made available, at the Effective Time. The Purchaser shall not, and shall not permit Merger Sub to, without the prior written consent of the Company, which consent will not be unreasonably delayed or withheld, take any action or enter into any transaction that could reasonably be expected to materially impair or delay or prevent the financing; provided that to the extent this sentence conflicts with the first sentence of this Section 5.11, the first sentence shall govern. The Purchaser shall not amend or alter, or agree to amend or alter the Commitment in any manner that could reasonably be expected to materially impair or delay or prevent the financing under the Commitment without the prior written consent of the Company, which consent will not be unreasonably delayed or withheld; provided that to the extent this sentence conflicts with the first sentence of this Section 5.11, the first sentence shall govern. The Purchaser will notify the Company immediately, and in any event within three (3) Business Days, if any of the Commitment Letters has expired or been terminated.

Section 5.12 Monthly Financial Statements

The Company will provide to the Purchaser a true and complete copy of each of the Company’s unaudited monthly financial statements for the period beginning July 31, 2004 through the Closing prepared in accordance with the provisions of Section 3.7(c) hereof.

ARTICLE VI

CONDITIONS TO EACH PARTY’S OBLIGATIONS

The respective obligations of each Party to this Agreement to effect the Merger and complete the other transactions provided for herein are subject to the fulfillment (or waiver by the Parties) at or prior to the Effective Time of the following conditions (provided that a Party may not rely on the failure of any condition to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement):

Section 6.1 Company Stockholders’ Approval

The Company Stockholders’ Approval shall have been obtained in accordance with applicable Legal Requirements, the certificate of incorporation and bylaws of the Company and the provisions of this Agreement.

Section 6.2 Legal Prohibition

No Legal Prohibition shall have been enacted and be in effect; provided, however, that each of the Parties shall use their commercially reasonable efforts to prevent any such Legal Prohibition and to cause any such Legal Prohibition to be vacated or otherwise rendered of no effect, and to take such other actions as are consistent therewith to the extent necessary to remove the Legal Prohibition.

Section 6.3 Receipt of Government Consents

All consents, approvals, authorizations, qualifications and orders of any Governmental Authority set forth on Schedule 6.3 shall have been obtained and evidence thereof, in form reasonably satisfactory to the Parties, shall have been delivered to the Parties and shall be full force and effect as of the Closing.

ARTICLE VII

CONDITIONS OF THE PURCHASER’S AND MERGER SUB’S OBLIGATIONS

The obligations of the Purchaser and Merger Sub to effect the Merger and complete the other transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Purchaser or Merger Sub) at or prior to the Effective Time of the following conditions:

Section 7.1 Receipt of Third Party Consents

All consents, approvals and authorizations listed on Schedule 7.1 shall have been obtained and evidence thereof, in form reasonably satisfactory to the Purchaser, shall have been delivered to the Purchaser and shall be in full force and effect as of the Closing.

Section 7.2 Performance by Company

The Company shall have performed in all material respects all of its agreements and covenants contained in this Agreement required to be performed by it at or prior to the Effective Time.

Section 7.3 Truth of Representations and Warranties

Each of the representations and warranties of the Company contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and complete (as qualified) as of such earlier date), except with respect to the Closing Date as to both clauses (i) and (ii) for any failure to be so true (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.4 Company’s Closing Certificate

The Company shall have delivered to the Purchaser at Closing an officer’s certificate of the Company, solely in such capacity on the behalf of the Company, certifying (i) as to the incumbency and signatures of the officers of the Company who executed this Agreement, (ii) as to the adoption of resolutions of the board of directors of the Company being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement, and (B) the performance of the obligations of the Company hereunder, (iii) as to the Company’s bylaws and all amendments thereto as being correct, complete and in full force and effect on the Closing Date, (iv) that the conditions to the Purchaser’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.2, and 7.3 have been satisfied.

Section 7.5 No Material Adverse Effect

No Material Adverse Effect shall have occurred after the date hereof.

Section 7.6 Restraint

There is no pending suit, action or proceeding by any Governmental Authority challenging the consummation of the Merger or otherwise seeking to impose material limitations on the ability of Purchaser to hold full rights of ownership of any securities of the Company, seeking to impose material limitations on the ability of Purchaser to effectively control and operate the business and assets of the Company and its Subsidiaries, seeking to obtain damages arising out of the Merger or seeking to compel Purchaser to divest or hold separate any significant portion of the business, assets or property of the Company (a “Restraint”); provided, however, that Purchaser and the Company shall each use its commercially reasonable efforts to prevent any such Restraint and to cause any such Restraint to be vacated or otherwise rendered of no effect, and to take such other actions as are consistent therewith to the extent necessary to remove the Restraint.

Section 7.7 Financing

The Purchaser shall have obtained funding sufficient to consummate the Merger and pay the Merger Consideration and related fees and expenses on economic terms and subject to conditions materially no less favorable than those set forth in the term sheets attached to the Commitment Letters.

ARTICLE VIII

CONDITIONS OF COMPANY’S OBLIGATIONS

The obligations of the Company to effect the Merger and complete the other transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

Section 8.1 Performance by the Purchaser and Merger Sub

The Purchaser and Merger Sub shall have performed in all material respects all of their respective agreements and covenants contained in this Agreement required to be performed by such Party at or prior to the Effective Time.

Section 8.2 Truth of Representations and Warranties

Each of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date), except with respect to both clauses (i) and (ii) for any failure to be so true (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or the Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 8.3 Purchaser’s Closing Certificate

The Purchaser shall deliver to the Company at Closing an officer’s certificate of the Purchaser, solely in such capacity on the behalf of the Purchaser, certifying (i) as to the incumbency and signatures of the officers of the Purchaser and Merger Sub who execute this Agreement, (ii) as to the adoption of resolutions of the board of directors of the Purchaser and Merger Sub being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement, and (B) the performance of the obligations of the Purchaser and Merger Sub hereunder, (iii) as to the Purchaser’s and Merger Sub’s bylaws and all amendments thereto being correct, complete and in full force and effect on the Closing Date and (iv) that the conditions to the Company’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 8.1 and 8.2 with respect to the Purchaser and Merger Sub have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholders’ Approval (any such date, the “Termination Date”):

(a) by the mutual written agreement of the Company and the Purchaser;

(b) by either the Company or the Purchaser upon written notice to the other Party:

(i) if the Merger has not been consummated on or before December 20, 2004 (such date, as it may be extended as set forth below, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) after the date of this Agreement, if any Governmental Authority (including any federal or state court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Merger or any of the other material transactions contemplated in this Agreement (a “Legal

Prohibition”); provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its commercially reasonable efforts to prevent such Legal Prohibition and to cause any such Legal Prohibition to be vacated or otherwise rendered of no effect;

(iii) if the Company Stockholders’ Approval shall not have been obtained following a vote at the Company Stockholders’ Meeting (or any adjournment or postponement thereof) or by written consent in lieu thereof; or

(iv) if any Restraint shall be in effect and shall have become final and non-appealable.

(c) by the Purchaser upon written notice to the Company:

(i) if the board of directors of the Company shall have withdrawn, or modified or changed, in a manner adverse to Purchaser, their approval or recommendation of the Merger or shall have recommended any Acquisition Proposal (other than the Merger) or resolved to do the same;

(ii) if a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.2 or Section 7.3 not to be satisfied; provided that such breach cannot be or is not cured within twenty Business Days of notice of such breach from the Purchaser (or, if sooner, five days prior to the End Date); or

(d) by Company upon written notice to the Purchaser:

(i) in accordance with the terms and subject to the conditions of Section 5.5(c); provided that such termination under this clause (d)(i) shall not be effective until Company has made payment of the fee required simultaneously with such termination pursuant to Section 9.3(d); or

(ii) if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied; provided that such breach cannot be or is not cured within twenty Business Days of notice of such breach from Company (or, if sooner, five days prior to the End Date).

Section 9.2 Effect of Termination

If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto, except that (i) the agreements contained in Sections 9.2 and 9.3 and Article X of this Agreement and in the Confidentiality Agreement shall survive the termination hereof, and (ii) no such termination shall relieve any Party of any liability or damages resulting from any willful breach by such Party of this Agreement.

Section 9.3 Fees and Expenses

(a) Except as otherwise provided in this Section 9.3, all costs, fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such cost, fee or expense whether or not the Merger is consummated.

(b) If this Agreement is terminated pursuant to Section 9.1(c)(i), then Company shall pay to the Purchaser a termination fee of $1,250,000 in cash (the “Termination Fee”) at the times provided therefor in Section 9.3(e).

(c) If this Agreement is terminated pursuant to Section 9.1(b)(iii), then the Company shall pay to the Purchaser the Termination Fee at the times provided therefor in Section 9.3(e).

(d) If this Agreement is terminated by the Company pursuant to Section 9.1(d)(i), then the Company shall pay to the Purchaser the Termination Fee at the times provided therefor in Section 9.3(e).

(e) If the Termination Fee becomes payable pursuant to Section 9.3(b) or (c), then the Company shall pay the Termination Fee within one (1) Business Day after the termination of this Agreement. If the Termination Fee becomes payable pursuant to Section 9.3(d), then the Company shall pay the Termination Fee concurrent with the termination of this Agreement. Any payment of the Termination Fee shall be made by wire transfer of immediately available funds. If the Company fails to pay the Termination Fee at the time provided above, it shall pay the costs and expenses of the Purchaser (including legal fees and expenses) in connection with any action, including the prosecution of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was required to be paid to the date it is paid; provided, however, that the Company shall not pay such costs and expenses of the Purchaser and the Purchaser shall instead pay to the Company the costs and expenses of the Company (including legal fees and expenses) incurred in connection with such action if the Purchaser’s claim against the Company in such legal action does not prevail.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments, Waivers

Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by each Party against whom such waiver or consent is to be effective; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment or waiver of this Agreement shall be effective that by law requires further approval of the stockholders of the Company unless the required approval is obtained. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

Section 10.2 Entire Agreement

This Agreement, the Confidentiality Agreement and the Schedules to this Agreement constitute the entire agreement of all the Parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or either of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party which is not contained in this Agreement or Schedules to this Agreement and no Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. All Schedules to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

Section 10.3 Binding Effect; Assignment

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, to any other Person without the express prior written consent of the other Parties hereto; provided that Merger Sub may assign its rights under this Agreement to another subsidiary of Purchaser. Any such assignment or transfer made without the prior written consent of the other Parties hereto shall be null and void.

Section 10.4 Headings; Certain Construction Rules

The Article, Section and paragraph headings and the table of contents contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section” or “Article” shall be deemed to refer to a section or article of this Agreement or a schedule to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

Section 10.5 Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a Party if delivered in person or sent by overnight delivery (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Purchaser or Merger Sub	c/o Bravo Sports 6600 Katella Avenue Cypress, CA 90630 Attention: Tony Armand Telephone: 714-889-5403 Telecopier: 714-889-5491

With a copy (which shall not constitute notice) to:	Weil, Gotshal & Manges, LLP 700 Louisiana, Suite 1600 Houston, TX 77002 Attention: Steven D. Rubin Telephone: 713-546-5030 Telecopier: 713-224-9511

If to the Company:	5152 North Commerce Avenue Moorpark, CA 93021 Attention: Jay Losi Telephone: 805-523-0322 Telecopier: 805-523-7384

With a copy (which shall not constitute notice) to:	Remy Investors and Consultants, Inc. 1801 Century Park East, Suite 1111 Los Angeles, CA 90067 Attention: Kenneth Berns Telephone: 310-843-0050 Telecopier: 310-843-0010

With a copy (which shall not constitute notice) to:	O’Melveny & Myers LLP 1999 Avenue of the Stars, 7th Floor Los Angeles, CA 90067 Attention: Allison Keller Telephone: 310-553-6700 Telecopier: 310-246-6779

Section 10.6 Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof. Each of the Parties hereto irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of federal and state courts in the County of Los Angeles in the State of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the transactions contemplated hereby.

Section 10.7 Further Actions

At any time and from time to time after the Closing, each Party hereto shall, at its own expense (except as otherwise provided herein), take such actions and execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 10.8 Gender, Tense, Etc.

Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

Section 10.9 Severability

If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a Party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity. Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.10 No Third Party Rights

Other than Sections 5.9, which is intended to benefit the Indemnified Parties, nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, except to the extent necessary to enforce the provisions of Sections 5.9, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor shall any provisions give any third Persons any right or subrogation over or action against any Party.

Section 10.11 Survival of Representations and Warranties and Agreements

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, or any claim with respect thereto, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.12 Counterparts

To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

Section 10.13 Specific Performance

The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

Section 10.14 Waiver of Jury Trial

Each Party waives any right to a trial by jury in any Action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any Action shall be tried before a court and not before a jury.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BRAVO SPORTS

By:	/S/ ANTHONY E. ARMAND
Name: Anthony E. Armand
Title: President

BSV INC.

By:	/S/ ANTHONY E. ARMAND
Name: Anthony E. Armand
Title: President

VARIFLEX, INC.

By:	/S/ RAYMOND H. LOSI II
Name: Raymond H. Losi II
Title: Chief Executive Officer

ANNEX B

ANNEX B

TO THE INFORMATION STATEMENT

SECTION 262 APPRAISAL RIGHTS

Section 262 of the Delaware General Corporation Law states:

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

August 26, 2004

The Board of Directors

Variflex, Inc.

5152 North Commerce Avenue

Moorpark, CA 93021

Gentlemen:

You have requested our opinion (this “Opinion”) as to the fairness, from a financial point of view, to the stockholders of Variflex, Inc., a Delaware corporation (the “Company”), regarding the sale of their common stock in the Company pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Bravo Sports, a California corporation (“Purchaser”), and BSV Inc., a Delaware Corporation and a wholly owned subsidiary of the Purchaser (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”), with the Company as the surviving company in the Merger, (ii) the Company will become a wholly owned subsidiary of Purchaser, and (iii) each outstanding share of common stock of the Company will be converted into the right to receive $7.60 per share in cash (the “Proposed Transaction”).

Consummation of the Merger is subject to a number of customary conditions, including the approval of the Merger by the stockholders of Company and receipt of all necessary regulatory approvals. In addition, consummation of the Merger is subject to Purchaser having obtained funding sufficient to consummate the Merger and pay the Merger Consideration and related fees and expenses on economic terms and subject to conditions materially no less favorable that those set forth in the commitment letters.

Barrington Associates (“Barrington”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, recapitalizations and private placements.

Our Opinion assumes, without independent verification or investigation, that: (1) material terms of the Proposed Transaction are as described above; (2) the Proposed Transaction will be consummated in all material respects with those terms; (3) the final documentation with respect to the Proposed Transaction has not been and will not be modified in any material respect from what has been represented to us by the management of the Company; and (4) all of the various agreements entered into in connection with the Proposed Transaction will be complied with in all material respects.

In rendering our Opinion, we have, among other things:

•	Reviewed certain documents provided to us with respect to the Proposed Transaction including the Merger Agreement dated August 26, 2004;

•	Reviewed certain information provided by the Company, including historical and forecast financial data, operational and business information relating to the earnings, cash flow, assets, capital structure and prospects of the Company;

•	Reviewed the Company’s historical Annual Reports on Form 10-K and related financial information;

•	Conducted discussions of past and current business operations and future prospects of the Company with senior management of the Company, and reviewed financial projections prepared by the management of the Company;

•	Reviewed, to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries in which we deem to be similar to that in which the Company operates;

The Board of Directors

Variflex, Inc.

August 26, 2004

•	Reviewed, to the extent publicly available, certain valuation and other financial information on selected public companies deemed comparable to the Company;

•	Reviewed certain premiums paid in sale transactions deemed to be similar to the Proposed Transaction;

•	Reviewed the historical market prices and trading activity, to the extent publicly available, of the Company’s common stock;

•	Performed, based on projected financial and planning data provided to us by the Company’s senior management, a discounted cash flow analysis with respect to the Company;

•	Prepared such financial analyses and reviewed such other considerations as we deemed appropriate in order to render this Opinion.

In undertaking these tasks, and in general in rendering our Opinion, we have relied upon, without independent verification or investigation, the accuracy and completeness of the information available from public sources or provided to us by the Company and its representatives, including the financial statements of the Company. With respect to the forecasts regarding the future financial and operating results of the Company provided to us, we have assumed, without independent verification or investigation, that such forecasts were prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company and that the assumptions underlying such forecasts are reasonable. We have not made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company, and we do not assume any responsibility for or with respect to the accuracy, completeness or fairness of the information and data, including any forecasts, supplied to us by the Company or its representatives. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof.

In rendering this Opinion, we have also relied upon the fact that the Company’s Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and we have not made, and assume no responsibility to make, any representation, or render any opinion, as to any legal matter.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors of the Company and may not translate to any other purposes. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

This Opinion is not a recommendation as to whether to proceed with the Proposed Transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

In September 2003, the Company’s Board of Directors retained Barrington to render investment banking services to the Company in connection with a potential sale of the Company or other business combination. As part of this engagement, we have assisted the Company in designing a plan to sell its assets or stock, identified and introduced potential buyers, managed the sale and due diligence process, and advised on the terms of any potential transaction. Barrington will receive a fee for such advisory services, a significant portion of which is contingent upon the consummation of the Proposed Transaction. In connection with this engagement, Barrington

The Board of Directors

Variflex, Inc.

August 26, 2004

also agreed to undertake an analysis of the Company’s business, assets and financial data in order to render an opinion relating to the fairness of the Proposed Transaction to the Company’s public stockholders from a financial point of view (without giving effect to any other benefits that may inure to any particular stockholder as a result of the Proposed Transaction other than its capacity as a stockholder). In addition to fees payable for our financial advisory services, we also will receive a fee upon the delivery of this Opinion.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be received by the Company’s stockholders pursuant to the Proposed Transaction is fair, from a financial point of view, to the stockholders of the Company (without giving effect to any other benefits that may inure to any particular stockholder as a result of the Proposed Transaction other than in its capacity as a stockholder).

It is understood that this Opinion is for the information of the Board of Directors of the Company, and may not be disclosed or used for any other purpose without our prior written consent, except that a copy of this letter may be included in its entirety in any filing of a Proxy Statement, Information Statement, Registration Statement or similar document which the Company is required to make with the Securities and Exchange Commission with respect to the Proposed Transaction.

Very truly yours,

BARRINGTON ASSOCIATES

a California corporation

ANNEX D

WRITTEN CONSENT OF STOCKHOLDERS

OF

VARIFLEX, INC.

The undersigned, being stockholders of Variflex, Inc., a Delaware corporation (the “Company”), acting pursuant to the provisions of Section 228 of the Delaware General Corporation Law and the Company’s bylaws, hereby adopts the following recitals and resolution by written consent in lieu of a meeting:

WHEREAS, there has been presented to the undersigned stockholders of the Corporation an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Bravo Sports, a California corporation (“Bravo”), and BSV Inc., a Delaware corporation and wholly-owned subsidiary of Bravo (“Merger Sub”), which Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation after such merger (the “Merger”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the stockholders of the Company (the “Stockholders”) will be entitled to receive $7.60 for each share of common stock of the Company held by them at the effective time of the Merger;

WHEREAS, the board of directors of the Company has approved and adopted the Merger Agreement and the Merger and has resolved to recommend that the Stockholders approve and adopt the Merger Agreement and the Merger (the “Recommendation”), and such Recommendation has not been withdrawn.

NOW, THEREFORE, BE IT RESOLVED, that the Merger and the Merger Agreement be, and hereby are, in all respects approved and adopted, subject to the condition subsequent that the Merger Agreement will not have been terminated or the Recommendation will not have been withdrawn prior to the closing of the Merger. If the Merger Agreement has been terminated or the Recommendation has been withdrawn, then upon such event this written consent shall automatically terminate and be null and void.

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent effective as of the last date set forth below.

Date: 8/26/04	REMY Capital Partners IV, L.P.

	By:	REMY Investors, L.L.C., its General Partner

	By:	/s/ Mark S. Siegel
Mark S. Siegel
Managing Member

Date: 8/26/04	EML ENTERPRISES, L.P.

	By:	DKL Trust, General Partner

	By:	/s/ Raymond H. Losi, II
Raymond H. Losi, II Trustee

	By:	RHL Trust, General Partner

	By:	/s/ Diane Colletti
Diane Colletti, Trustee

Date: 8/26/04	LOSI ENTERPRISES, LIMITED PARTNERSHIP

	By:	Losi Properties, Inc.,

	By:	Losi Childrens Trust

	By:	/s/ Raymond H. Losi, II
Raymond H. Losi, II Trustee

Date: 8/26/04	JAY AND KATHY LOSI REVOCABLE TRUST

	By:	/s/ Raymond H. Losi, II
Raymond H. Losi, II Trustee

Date: 8/26/04	1989 RAYMOND H. LOSI REVOCABLE TRUST

	By:	/s/ Raymond H. Losi
Raymond H. Losi, Trustee

Date: 8/26/04	BL LIMITED PARTNERSHIP

	By:	/s/ BARBARA LOSI
Barbara Losi, General Partner

Date: 8/26/04	1989 BARBARA LOSI REVOCABLE TRUST

	By:	/s/ BARBARA LOSI
Barbara Losi, Trustee

ANNEX E

STRICTLY CONFIDENTIAL

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), is dated as of August 26, 2004, by and between Bravo Sports, a California corporation (“Purchaser”), and REMY Capital Partners IV, L.P. (“REMY”) and Raymond H. Losi (“Ray Losi”) and EML Enterprises, L.P. and (“EML”) and Losi Enterprises, Limited Partnership (“Losi Enterprises”) and Jay and Kathy Losi Revocable Trust (“Jay and Kathy”) and 1989 Raymond H. Losi Revocable Trust (“Losi Revocable Trust”) and BL Limited Partnership (“BL”) and 1989 Barbara Losi Revocable Trust (“Barbara Revocable Trust”). Each of REMY, EML, Losi Enterprises, Jay and Kathy, Losi Revocable Trust, BL, and Barbara Revocable Trust are individually referred to herein as a “Stockholder” and collectively as the “Stockholders”.

WHEREAS, concurrently herewith, Purchaser, BSV, Inc., a Delaware corporation, and Variflex, Inc., a Delaware corporation (the “Company”), are entering into the Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”) (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement);

WHEREAS, as of the date hereof, each of the Stockholders beneficially owns the number of shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), and any other voting securities of the Company (the “Owned Shares”) and has, directly or indirectly, the right to vote Common Stock and any other voting securities (collectively with the Owned Shares, the “Voting Shares”), in the manner reflected, on Schedule I hereto;

WHEREAS, as a condition to Purchaser’s willingness to enter into and perform its obligations under the Merger Agreement, Purchaser has required that the Stockholders execute, and each of the Stockholders has executed concurrently with the execution of the Merger Agreement and this Agreement a written consent (the “Consent”), in respect of all of their respective Voting Shares, approving the Merger Agreement and the consummation of the transactions contemplated thereby (including the Merger) and any other matter required for furtherance of the Merger or the transactions contemplated by the Merger Agreement; and

WHEREAS, each of the Stockholders desires to express its support for the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Representations and Warranties of Stockholders. Each of the Stockholders hereby represents and warrants (as to itself only) to Purchaser as follows:

1.1 Due Organization. Such Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the State of its incorporation, formation or organization.

1.2 Power; Due Authorization; Binding Agreement. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement and the Consent, to perform such Stockholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Consent has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity.

1.3 Ownership of Shares. On the date hereof, the Owned Shares set forth on Schedule I hereto are, except as set forth herein, owned of record or beneficially by such Stockholder in the manner reflected thereon and include all of the Voting Shares owned of record or beneficially by such Stockholder, free and clear of any claims, liens, encumbrances and security interests. As of the date hereof, such Stockholder has and will, until the earlier to occur of the Effective Time and the termination of the Merger Agreement (the “Termination”), have (except as otherwise permitted by this Agreement) sole voting power and sole dispositive power in respect of all of the Voting Shares.

1.4 No Conflicts. The execution and delivery of this Agreement and the Consent by such Stockholder does not, and the performance of the terms of this Agreement and the Consent by such Stockholder will not, (i) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, other than any required filing with the Securities and Exchange Commission, (ii) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on such Stockholder or such Stockholder’s properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to such Stockholder or pursuant to which any of such Stockholder’s or such Stockholder’s Affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which such Stockholder or any of such Stockholder’s Affiliates is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for any consent, approval, filing or notification that has been obtained as of the date hereof or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair in any material respect such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement or in any event impair such Stockholder’s ability to perform such Stockholder’s obligations under Section 1. Such Stockholder’s Voting Shares are not, in respect of the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for the voting agreement dated November 18, 1997.

1.5 Acknowledgment. Such Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of the Consent and this Agreement.

2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Stockholders as follows:

2.1 Power; Due Authorization; Binding Agreement. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity.

2.2 No Conflicts. The execution and delivery of this Agreement by Purchaser does not, and the performance of the terms of this Agreement by Purchaser will not, (i) require Purchaser to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Purchaser or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Purchaser or pursuant to which any of its are bound or (iv) violate any other material agreement to which Purchaser is a party, except for any consent, approval, filing or notification that has been obtained, as of the date hereof, or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair Purchaser’s ability to perform is obligations under this Agreement.

3. Certain Covenants of Stockholders. Each of the Stockholder hereby covenants and agrees with Purchaser as follows:

3.1 Restriction on Transfer and Non-Interference. Prior to the earlier of the Effective Time and the Termination, such Stockholder shall not (i) sell, transfer, pledge, encumber (except due to this Agreement), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding in respect of the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Voting Shares, (ii) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting agreement in respect of any Voting Shares, (iii) take any action that would cause any representation or warranty of such Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, (iv) except as expressly contemplated thereby, withdraw or rescind the Consent or otherwise take any action to withdraw or rescind such Stockholder’s approval of the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) or (v) commit or agree to take any of the foregoing actions. Any transfer of Voting Shares not permitted hereby shall be null and void and any such prohibited transfer may and should be enjoined. If any involuntary transfer of any of the Voting Shares shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale or due to death or divorce), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3.2 Additional Shares. Such Stockholder shall as promptly as practicable notify Purchaser of the number of any new Voting Shares acquired by such Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

3.3 No Limitations on Actions. Such Stockholder signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of the Voting Shares; this Agreement shall not limit or otherwise affect the actions of such Stockholder or any Affiliate, employee or designee of such Stockholder or any of its Affiliates in any other capacity, including such Person’s capacity, if any, as an officer of the Company or a member of the board of directors of the Company; and nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.

3.4 Waiver of Appraisal. Such Stockholder waives, and agrees not to exercise or assert, any applicable appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the Merger.

3.5 Further Assurances. From time to time, at the request of Purchaser and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by Sections 3 and 4.

4. Stop Transfer Order. In furtherance of this Agreement, and concurrently herewith, each of the Stockholders shall and hereby does authorize the Company or the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order in respect of all of such Stockholder’s Voting Shares.

5. Termination of Company Agreements.

5.1 To the extent (if any) not heretofore terminated or expired, Ray Losi hereby covenants and agrees that, as of the Effective Time, the Consulting Agreement, dated as of November 18, 1997, between Ray Losi and the Company, as amended, modified and supplemented at any time and from time to time, shall be terminated and no further force and effect and the Company shall have no further obligations thereunder or in respect thereof. Nothing herein shall effect (i) Ray Losi’s right to compensation or other amounts due under such Consulting Agreement until the date of termination, (ii) Ray Losi’s right to exercise any warrants he may hold, including by cashless exercise, or (iii) Ray Losi’s right to the amounts contemplated by Section 2.9(b) of the Merger Agreement.

5.2 To the extent (if any) not heretofore terminated or expired, REMY hereby covenants and agrees that, as of the Effective Time, the Consulting Agreement, dated as of November 18, 1997, between REMY and the Company, as amended, modified and supplemented at any time and from time to time, shall be terminated and no further force and effect and the Company shall have no further obligations thereunder or in respect thereof. Nothing herein shall effect (i) REMY’s right to compensation or other amounts due under such Consulting Agreement until the date of termination, (ii) REMY’s right to exercise any warrants it may hold, including by cashless exercise or (iii) REMY’s right to the amounts contemplated by Section 2.9(b) of the Merger Agreement.

6. Miscellaneous.

6.1 Entire Agreement; Assignment; Company as Third-Party Beneficiary. This Agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein. The Company shall be deemed to be a third-party beneficiary of this Agreement in respect of Sections 3.1, 3.2, 3.3, 3.4, 4 and 5. Except as set forth in the preceding sentence, nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provisions give any third persons any right of subrogation over or action against any party. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, to any other person without the express prior written consent of the other parties hereto. Any such assignment or transfer made without the prior written consent of the other parties hereto shall be null and void. Nothing in this Agreement shall be construed to impose any personal liability on any officer, employee, director, incorporator, member, manager, partner or stockholder of a Stockholder or any of its Affiliates, except in the case of fraud.

6.2 Amendments. Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective.

6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Purchaser:	c/o Bravo Sports
6600 Katella Avenue
Cypress, CA 90630
Attention: Tony Armand
Telephone: 714-889-5403
Telecopier: 714-889-5491

With a copy	Weil, Gotshal & Manges, LLP
(which shall not constitute notice) to:	700 Louisiana, Suite 1600 Houston, TX 77002
Attention: Steven D. Rubin
Telephone: 713-546-5030
Telecopier: 713-224-9511

If to the Stockholder:	to the address or facsimile number
set forth below such Stockholder’s name on the signature page hereto

With a copy	O’Melveny & Myers LLP
(which shall not	1999 Avenue of the Stars, 7th Floor
constitute notice) to:	Los Angeles, CA 90067
Attention: Allison Keller
Telephone: 310-553-6700
Telecopier: 310-246-6779

6.4 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof.

(b) Each of the parties hereto irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of federal and state courts in the County of Los Angeles in the State of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the transactions contemplated hereby.

(c) Each party waives any right to a trial by jury in any action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any action shall be tried before a court and not before a jury.

6.5 Specific Performance; Cumulative Remedies. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

6.6 Counterparts. To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

6.7 Descriptive Headings. The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the parties. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section” or “Article” shall be deemed to refer to a section or article of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

6.8 Severability. If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity. Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.9 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto.

6.10 No Waiver. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

BRAVO SPORTS

By:	/S/ ANTHONY E. ARMAND
Name:	Anthony E. Armand
Title:	President

Raymond H. Losi

/S/ RAYMOND H. LOSI

Address:	52-100 Citation Court La Quinta, CA 92253
Attention:	Ray Losi
Facsimile:	(760) 771-5671

STOCKHOLDERS:

REMY Capital Partners IV, L.P.

By:	REMY Investors, L.L.C., its General Partner

By:	/s/ MARK S. SIEGEL
Mark S. Siegel Managing Member

Address:	1801 Century Park East, Suite 1111 Los Angeles, CA 90067
Attention:	Mark S. Siegel
Facsimile:	(310) 843-0010

EML ENTERPRISES, L.P.

By:	DKL Trust, General Partner

By:	/s/ RAYMOND H. LOSI, II
Raymond H. Losi, II Trustee

By:	RHL Trust, General Partner

By:	/s/ DIANE COLLETTI
Diane Colletti, Trustee

Address:	4307 Oak Place Drive Westlake Village, CA 91362
Attention:	Jay Losi
Facsimile:	(805) 379-5292

LOSI ENTERPRISES, LIMITED PARTNERSHIP

By:	Losi Properties, Inc.,

By:	Losi Childrens Trust

By:	/s/ RAYMOND H. LOSI, II
Raymond H. Losi, II Trustee

Address:	4307 Oak Place Drive Westlake Village, CA 91362
Attention:	Jay Losi
Facsimile:	(805) 379-5292

JAY AND KATHY LOSI REVOCABLE TRUST

By:	/s/ RAYMOND H. LOSI, II
Raymond H. Losi, II Trustee

Address:	4307 Oak Place Drive Westlake Village, CA 91362
Attention:	Jay Losi
Facsimile:	(805) 379-5292

1989 RAYMOND H. LOSI REVOCABLE TRUST

By:	/s/ RAYMOND H. LOSi
Raymond H. Losi, Trustee

Address:	52-100 Citation Court La Quinta, CA 92253
Attention:	Ray Losi
Facsimile:	(760) 771-5671

BL LIMITED PARTNERSHIP

By:	/s/ BARBARA LOSI
Barbara Losi, General Partner

Address:	52-100 Citation Court La Quinta, CA 92253
Attention:	Barbara Losi
Facsimile:	(760) 771-5671

1989 BARBARA LOSI REVOCABLE TRUST

By:	/s/ BARBARA LOSI
Barbara Losi, Trustee

Address:	52-100 Citation Court La Quinta, CA 92253
Attention:	Barbara Losi
Facsimile:	(760) 771-5671

SCHEDULE I

Stockholder	Number of Shares
REMY Capital Partners IV, L.P.	1,666,667
EML Enterprises, L.P.	383,908
Losi Enterprises, Limited Partnership	807,507
Jay and Kathy Losi Revocable Trust	120,000
1989 Raymond H. Losi Revocable Trust	246,575
BL Limited Partnership	100,000
1989 Barbara Losi Revocable Trust	106,438